Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbon Black, Inc.

at

$26.00 Net Per Share

by

Calistoga Merger Corp.

a wholly owned subsidiary of

VMware, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY

ON THURSDAY, OCTOBER 3, 2019, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

Calistoga Merger Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation, is offering to purchase, subject to the satisfaction or waiver of certain conditions, including the Minimum Condition (as defined below), all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Carbon Black, Inc., a Delaware corporation (“Carbon Black”), at a price of $26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 22, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Carbon Black. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into Carbon Black (the “Merger”), without a vote of the stockholders of Carbon Black to adopt the Merger Agreement, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with Carbon Black continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent.

As a result of the Merger, each Share that is outstanding immediately prior to the time the Merger becomes effective (other than Shares (i) owned by Carbon Black as treasury stock, (ii) owned by Purchaser or irrevocably accepted for purchase by Purchaser in the Offer or (iii) held by Carbon Black stockholders who properly demand and do not lose or withdraw their appraisal rights under the DGCL) will be converted automatically into the right to receive the Offer Price in cash (the “Merger Consideration”), without interest and subject to any required withholding of taxes. Following the Merger, Carbon Black will cease to be a publicly traded company.

Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The board of directors of Carbon Black (the “Carbon Black Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, taken all actions to have the effect of causing the Merger, the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated by the Merger Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

The Offer will expire at midnight (New York City time), at the end of the day on Thursday, October 3, 2019, or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended (the initial expiration time, or such later expiration date and time, the “Expiration Time”). The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Regulatory Conditions (as defined below).

The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the DGCL) and not properly withdrawn, together with any Shares owned by Purchaser or its “affiliates” (as defined in Section 251(h)(6) of the DGCL), equals at least a majority of the outstanding Shares as of the Expiration Time. For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior to the Expiration Time are excluded (the “Minimum Condition”).

The “Regulatory Conditions” require that (i) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have expired or been terminated, (ii) the German Federal Cartel Office (Bundeskartellamt) has cleared the consummation of the Offer and the Merger, the relevant waiting period shall have expired, or the German Federal Cartel Office has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, and (iii) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) shall have cleared the consummation of the Offer and the Merger, no official party (Amtspartei) shall have applied for a review of the transaction pursuant to Sec. 11 of the Austrian Antitrust Act (Kartellgesetz), the relevant waiting period shall have expired, or the Austrian Federal Competition Authority has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger (the “Regulatory Conditions”).

The Offer is also subject to other conditions described in Section 15—“Conditions of the Offer.”

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

September 6, 2019

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must either:

(i)

if you are a record holder, complete and sign the Letter of Transmittal for the Offer, which accompanies this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Co., LLC, in its capacity as depositary for the Offer (the “Depositary”), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures, including the delivery of a completed and signed Letter of Transmittal (or an Agent’s Message (as described below) in lieu of the Letter of Transmittal), described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Time; or

(ii)

if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Expiration Time, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery (see Section 3—“Procedures for Accepting the Offer and Tendering Shares” for further details).

*    *    *    *    *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King, as information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be obtained at the website maintained by the United States Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers calls: (212) 269-5550

Stockholders and All Others Call Toll-Free: (866) 829-1035

Email address: cblk@dfking.com

For Confirmation: (212) 269-5552

Attention: Andrew Beck

SUMMARY TERM SHEET

The following are some of the key terms of the Offer, as well as certain questions that you, as a stockholder of Carbon Black, Inc. (“Carbon Black”), may have and answers to these questions. This summary term sheet highlights selected information from this Offer to Purchase, and as a result may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and other related materials (which, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other related materials carefully and in their entirety.

The information concerning Carbon Black contained herein and elsewhere in the Offer to Purchase has been provided to Purchaser (as defined below) by Carbon Black or has been taken from, or is based upon, publicly available documents or records of Carbon Black on file with the United States Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Purchaser has not independently verified the accuracy and completeness of such information.

Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described below), all of the outstanding shares of common stock of Carbon Black, par value $0.001 per share (the “Shares”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior to the Expiration Time (as defined below) are excluded. See Section 1—“Terms of the Offer.”

Price Offered Per Share:	$26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes. See Section 1—“Terms of the Offer.”

Expiration Time of the Offer:	Midnight, New York City time, at the end of the day on Thursday, October 3, 2019 (as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Time”). See Section 1—“Terms of the Offer.”

Withdrawal Rights:	You can withdraw your Shares at any time prior to Midnight, New York City time, at the end of the day on Thursday, October 3, 2019, unless the Offer is extended, in which case you can withdraw your Shares by the then-extended Expiration Time. You can also withdraw your Shares at any time after Tuesday, November 5, 2019, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not properly withdrawn. See Section 4—“Withdrawal Rights.”

Purchaser:	Calistoga Merger Corp., a Delaware corporation and a wholly owned subsidiary of VMware, Inc., a Delaware corporation. See Section 8—“Certain Information Concerning Purchaser and Parent.”

Who is offering to buy the Shares?

Calistoga Merger Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation, is offering to purchase all of the issued and outstanding Shares upon the terms and subject to the conditions contained in this Offer to Purchase. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Carbon Black. See “Introduction” and Section 8—“Certain Information Concerning Purchaser and Parent.”

What securities are we offering to purchase?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

How much are we offering to pay and what is the form of payment?

We are offering to pay $26.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

Will Carbon Black’s stockholders need to pay any fees or commissions?

If you are the record holder of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and Section 1—“Terms of the Offer.”

Why are we making the Offer?

We are making the Offer because we want to acquire the entire equity interest in Carbon Black. The Offer, as the first step in the acquisition of Carbon Black, is intended to facilitate the acquisition of all outstanding Shares. We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 22, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Carbon Black. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Carbon Black (the “Merger”) in accordance with Section 251(h) of the DGCL, with Carbon Black continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent. Following the Merger, Carbon Black will cease to be a publicly traded company. See “Introduction” and Section 12—“Purpose of the Offer; Plans for Carbon Black.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and Carbon Black have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. See “Introduction” and Section 11—“The Merger Agreement; Other Agreements.”

How does the Carbon Black Board view the Offer?

The Carbon Black Board has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, taken all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated by the Merger

Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

See “Introduction,” Section 10—“Background of the Offer; Past Contacts or Negotiations with Carbon Black” and Section 11—“The Merger Agreement; Other Agreements.” A more complete description of the Carbon Black Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Carbon Black (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), which is being furnished or otherwise made available by Carbon Black to its stockholders in connection with the Offer substantially contemporaneously with this Offer to Purchase and has been filed by Carbon Black with the SEC. Carbon Black stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under in the Schedule 14D-9 under “Background of the Transactions” and “Reasons for the Recommendation of the Board.” See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Recommendation.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon the satisfaction or waiver of conditions specified in the Merger Agreement (all such conditions collectively, the “Offer Conditions”), including, among others, the following:

•

the number of Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the DGCL) and not properly withdrawn, together with any Shares owned by Purchaser or its “affiliates” (as defined in Section 251(h)(6) of the DGCL), equals at least a majority of the outstanding Shares as of the Expiration Time, referred to as the Minimum Condition; and

•

(i) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the HSR Act, have expired or been terminated, (ii) the German Federal Cartel Office (Bundeskartellamt) has cleared the consummation of the Offer and the Merger, the relevant waiting period shall have expired, or the German Federal Cartel Office has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, and (iii) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) shall have cleared the consummation of the Offer and the Merger, no official party (Amtspartei) shall have applied for a review of the transaction pursuant to Sec. 11 of the Austrian Antitrust Act (Kartellgesetz), the relevant waiting period shall have expired, or the Austrian Federal Competition Authority has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, collectively referred to as the Regulatory Conditions.

For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior the Expiration Time are excluded.

Subject to the terms and conditions of the Merger Agreement and applicable laws, rules and regulations, any Offer Condition (other than the Minimum Condition) may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion, except that, without the prior written consent of Carbon Black, Purchaser and Parent may not (i) reduce the maximum number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the Shares, (v) except as otherwise required or permitted by section 1.1(d) of the Merger Agreement, extend or otherwise change the Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vii) increase the Offer Price, except following an Adverse Recommendation Change (as defined below) or Carbon Black’s delivery to us of a notice of a Superior Proposal (as defined below) or in the event that we are permitted to extend the Offer pursuant to section 1.1(d)(i)(2) of the Merger Agreement, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares. See Section 1—“Terms of the Offer,” Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Offer—Terms and Conditions of the Offer” and Section 15—“Conditions of the Offer.”

Is the Offer subject to any financing condition?

No. There is no financing condition to the Offer. See “Introduction,” Section 1—“Terms of the Offer” and Section 9—“Source and Amount of Funds.”

Does Purchaser have the financial resources to pay for all of the Shares it is offering to purchase in the Offer?

Yes. We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay Carbon Black’s stockholders whose Shares are converted into the right to receive a cash amount equal to Offer Price in the Merger, (ii) pay for fees and expenses incurred by Purchaser and Parent related to the Offer and the Merger and (iii) pay for the cash amounts in respect of outstanding In-the-Money Cash Out Options (as defined below) and certain other equity awards, will be approximately $2.11 billion.

Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash, cash equivalents and short-term borrowing. Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Purchaser’s or Parent’s receipt of financing. Purchaser will provide, and Parent will cause Purchaser to provide, to American Stock Transfer & Trust Co., LLC in its capacity as the paying agent (the “Paying Agent”), on a timely basis, the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. See Section 9—“Source and Amount of Funds.”

Is the financial condition of Purchaser or Parent material or relevant to a decision to tender Shares in the Offer?

No, we do not believe the financial condition of Purchaser, Parent or their respective affiliates is material or relevant to your decision regarding whether to tender Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the consummation of the Offer (or the Merger) is not subject to any financing condition;

•	we will have sufficient funds available to us to consummate the Offer and the Merger; and

•	if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

See Section 9—“Source and Amount of Funds.”

Can the Offer be extended and under what circumstances can or will the Offer be extended?

Yes. We will extend the Offer on one or more occasions (i) if on the then scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied or waived by Parent or Purchaser, in consecutive increments of up to 15 Business Days each, as determined by Purchaser in its sole discretion, in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition); provided, however, that

(A) Purchaser shall not be required to extend the Offer to a date later than December 22, 2019 (as it may be extended pursuant to the terms of the Merger Agreement, the “Outside Date”), and (B) if all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, Purchaser shall not be required to (but in its sole discretion may) extend the Offer to a date later than the earlier of (x) the Outside Date and (y) the date that is 20 Business Days after the date that all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, and (ii) if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq Global Select Market (the “Nasdaq”) or the New York Stock Exchange (the “NYSE”), except that Purchaser shall not be required to extend the Offer to a date later than the Outside Date. See “Introduction,” Section 1—“Terms of the Offer” and Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Offer—Extensions of the Offer” for more details on our ability to extend the Offer.

How will stockholders be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Co., LLC (the “Depositary”) of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern Time, on the next business day after the day of the previously scheduled Expiration Time. See Section 1—“Terms of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period.

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. We have entered into Tender and Support Agreements (“Support Agreements”) with certain Carbon Black stockholders (the “Supporting Stockholders”), pursuant to which the Supporting Stockholders have agreed, among other things, to tender all of their Shares in the Offer and take certain other actions in furtherance of the Merger. The Shares subject to the Support Agreements represent an aggregate of approximately 19.97% of the outstanding Shares as of August 22, 2019.

How long do stockholders have to decide whether to tender their Shares in the Offer?

You will have until the Expiration Time to tender your Shares in the Offer. If you cannot deliver everything required to make a valid tender to the Depositary prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Condition has been satisfied. As a result, you are encouraged to deliver your Shares and other required documents to make a valid tender by the Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 2—“Acceptance for Payment and Payment for Shares” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

How do stockholders tender their Shares?

If you are a record holder, complete and sign the Letter of Transmittal for the Offer, which accompanies this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to the Depositary and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures, including the delivery of a completed and signed Letter of Transmittal (or an Agent’s Message (as described below) in lieu of the Letter of Transmittal, described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Time.

If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

Until what time may stockholders withdraw previously tendered Shares?

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Exchange Act, they may also be withdrawn at any time after Tuesday, November 5, 2019, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not properly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4—“Withdrawal Rights.”

How do stockholders withdraw previously tendered Shares?

To withdraw any of your previously tendered Shares, you must deliver a written (or, with respect to certain eligible institutions, a facsimile transmission to (718) 234-5001) notice of withdrawal with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4—“Withdrawal Rights.”

If a stockholder tenders its Shares, when and how will the stockholder get paid?

If the Offer Conditions as set forth in Section 15—“Conditions of the Offer” are satisfied or waived on or prior to the Expiration Time and Purchaser accepts your Shares for payment, we will pay you the Offer Price, which is an amount equal to the number of Shares you validly tendered in the Offer multiplied by $26.00 in cash, without interest and subject to any required withholding of taxes, at or as promptly as practicable following (and in any event within three business days after) the date and time when Purchaser irrevocably accepts such Shares for payment, which will be at or as promptly as practicable following the Expiration Time. See Section 2—“Acceptance for Payment and Payment for Shares.”

If a stockholder decides not to tender, how will the Offer affect that stockholder’s Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, each share will be converted automatically, as a result of the Merger, into the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes. All Shares converted into the right to receive the Merger Consideration will be canceled automatically and cease to exist at the Effective Time.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no vote of the stockholders of Carbon Black will be required to adopt the Merger Agreement. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 13—“Certain Effects of the Offer.”

Will the Offer be followed by a Merger if all the Shares are not tendered?

If the Offer is consummated and Purchaser acquires a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, Carbon Black will complete the Merger without a vote of its stockholders to adopt the Merger Agreement in accordance with Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition or any of the other Offer Conditions are not satisfied, Purchaser is not required to pay for and may delay the acceptance for payment of any Shares tendered pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into Carbon Black, with Carbon Black continuing as the Surviving Corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately before the time the Merger becomes effective (the “Effective Time”) (other than Shares (i) owned by Carbon Black as treasury stock, (ii) owned by Purchaser or irrevocably accepted for purchase by Purchaser in the Offer or (iii) held by Carbon Black’s stockholders who properly demand and do not lose or withdraw their appraisal rights under the DGCL) will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes. All Shares converted into the right to receive the Merger Consideration will be canceled automatically and cease to exist at the Effective Time. See “Introduction” and Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Merger Consideration.”

Upon the successful consummation of the Offer, will Carbon Black continue as a public company?

If the Offer is consummated, the Merger will be completed as soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder of Carbon Black will be Parent. Immediately following the consummation of the Merger, Parent intends to cause Carbon Black to delist the Shares from Nasdaq. In addition, Parent intends and will cause Carbon Black to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. See Section 12—“Purpose of the Offer; Plans for Carbon Black” and Section 13—“Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available to you in connection with the Offer. If, however, we accept Shares in the Offer and the Merger is completed, Carbon Black’s stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders have properly perfected their right to seek appraisal under the DGCL. See Section 16—“Certain Legal Matters; Regulatory Approvals—Dissenters’ Rights.”

What is the market value of the Shares as of a recent date?

On August 8, 2019, the last full trading day before Carbon Black’s stock was impacted by market rumors of a potential transaction, the reported closing sales price of the Shares on Nasdaq was $18.70.

On August 21, 2019, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $22.75.

On September 5, 2019, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $25.98.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

What will happen to stock options in the Offer?

The Offer is made only for Shares and is not being made for any outstanding options to acquire Shares (“Options”). If you wish to tender Shares underlying Options, you must first exercise such Option (to the extent vested and exercisable) in accordance with its terms in sufficient time to tender pursuant to the Offer the Shares received upon exercise of such Option.

Pursuant to the Merger Agreement, immediately following the Effective Time, each portion of an Option that is not a Rollover Option (as defined below) and that is outstanding and vested immediately prior to the Effective Time and then exercisable for a per share exercise price less than the Merger Consideration that would be payable in respect of the Shares underlying such Option (any such portion of such Option, an “In-the-Money Cash Out Option”) will be canceled in exchange for payment to the holder of such Option of an amount in cash equal to the amount, if any, by which (A) the Merger Consideration that would be payable in accordance with the terms of the Merger Agreement in respect of the Shares issuable upon exercise of such In-the-Money Cash Out Option had such In-the-Money Cash Out Option been exercised in full prior to the Effective Time exceeds (B) the aggregate exercise price for such In-the-Money Cash Out Option (net of tax withholding).

In addition, as of the Effective Time, Parent shall substitute the portion of any Option that is outstanding and unvested immediately prior to the Effective Time, is then held by employees of Carbon Black or any of its Subsidiaries who remain employees of Parent or its Subsidiaries or who do not accept an offer of employment from Parent but have not been affirmatively terminated pursuant to the Merger Agreement (each, a “Continuing Employee”) and is exercisable for a per share exercise price less than the Merger Consideration (any such portion of such Option, a “Rollover Option”), with an option to acquire shares of Class A Common Stock of Parent (“Parent Common Stock”), on the same material terms and conditions as were applicable to such Rollover Option as of immediately prior to the Effective Time (except that any continued employment or service requirement will be based on the applicable Continuing Employee’s continued employment or service (but excluding any consultants) with Parent or its subsidiaries (including the Surviving Corporation) following the closing of the Merger). The number of shares of Parent Common Stock subject to such Rollover Option, the exercise price for such Rollover Option, and certain other terms of such Rollover Options will be adjusted or otherwise modified as provided for in the Merger Agreement (each such Rollover Option, as adjusted, a “Substituted Option”). All Options with a per share exercise price equal to or greater than the Merger Consideration or held by each individual who Carbon Black terminates pursuant to the Merger Agreement will be canceled for no consideration. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Treatment and Payment of Carbon Black’s Equity Awards.”

What will happen to restricted stock units in the Offer?

The Offer is made only for Shares and is not being made for any outstanding Carbon Black restricted stock Units (“RSUs”) with respect to Shares.

Pursuant to the Merger Agreement, as of the Effective Time, each unvested RSU that is then held by a Continuing Employee or service provider (who is not a consultant) and remains outstanding immediately before the Effective Time, will be canceled and substituted with a corresponding award relating to Parent Common Stock in accordance with the terms set forth in the Merger Agreement. A holder will receive Parent RSUs equal to the number of Shares subject to the Carbon Black RSUs immediately prior to the Effective Time, adjusted or otherwise modified as provided for in the Merger Agreement.

Pursuant to the Merger Agreement, all Carbon Black RSUs not substituted as of the Effective Time will be canceled at the Effective Time without payment of any consideration; provided, however, that any Carbon Black RSU that is vested, but not settled, as of the Effective Time, shall be cancelled in exchange for payment to the holder of such RSU of an amount in cash equal to the Merger Consideration in accordance with the terms of the Merger Agreement. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Treatment and Payment of Carbon Black’s Equity Awards.”

What will happen to restricted stock in the Merger?

Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Share of restricted stock held by a Continuing Employee will be canceled and the holders will be entitled to receive the Merger Consideration, payable without interest on the same vesting schedule. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Treatment and Payment of Carbon Black’s Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your tax advisor regarding the particular tax consequences to you of tendering Shares for cash in the Offer or exchanging Shares for cash in the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. laws). See Section 5—“Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should stockholders talk to if they have additional questions about the Offer?

You may call D.F. King, the Information Agent for the Offer, toll-free at (866) 829-1035. Banks and brokers may call collect at (212) 269-5550 or email cblk@dfking.com.

INTRODUCTION

To the Holders of Carbon Black Shares of Common Stock:

Calistoga Merger Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation, is offering to purchase, subject to the satisfaction or waiver of certain conditions, including the Minimum Condition (as defined below), all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Carbon Black, Inc., a Delaware corporation (“Carbon Black”), at a price of $26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on Thursday, October 3, 2019 (the “Expiration Time”) or, if Purchaser has extended the Offer in accordance with the terms of the Merger Agreement, then the date and time to which the Offer has been so extended (in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire), unless the Offer is earlier terminated. See Section 1—“Terms of the Offer.”

Tendering stockholders who are record owners of their Shares and tender directly to American Stock Transfer & Trust Co., LLC, as depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or nominee should consult such institution as to whether it charges any service fees or commissions. We will pay all charges and expenses of the Depositary and of D.F. King, as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Regulatory Conditions.

The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”)) and not properly withdrawn, together with any Shares owned by Purchaser or its “affiliates” (as defined in Section 251(h)(6) of the DGCL), equals at least a majority of the outstanding Shares as of the Expiration Time. For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior to the Expiration Time are excluded (the “Minimum Condition”).

The “Regulatory Conditions” requires that (i) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have expired or been terminated, (ii) the German Federal Cartel Office (Bundeskartellamt) has cleared the consummation of the Offer and the Merger, the relevant waiting period shall have expired, or the German Federal Cartel Office has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, and (iii) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) shall have cleared the consummation of the Offer and the Merger, no official party (Amtspartei) shall have applied for a review of the transaction pursuant to Sec. 11 of the Austrian Antitrust Act (Kartellgesetz), the relevant waiting period shall have expired, or the Austrian Federal Competition Authority has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger (the “Regulatory Conditions”).

The Offer is also subject to other conditions described in Section 15—“Conditions of the Offer.”

Subject to the terms and conditions of the Merger Agreement and applicable laws, rules and regulations, any Offer Condition (other than the Minimum Condition) may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion, except that, without the prior written consent of Carbon Black, Purchaser and Parent may not (i) reduce the maximum number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the Shares, (v) except as otherwise required or permitted by section 1.1(d) of the Merger Agreement, extend or otherwise change the Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vii) increase the Offer Price, except following an Adverse Recommendation Change (as defined below) or Carbon Black’s delivery to us of a notice of a Superior Proposal (as defined below) or in the event that we are permitted to extend the Offer pursuant to section 1.1(d)(i)(2) of the Merger Agreement, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares. See Section 1—“Terms of the Offer,” Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Offer—Terms and Conditions of the Offer” and Section 15—“Conditions of the Offer.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 22, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Carbon Black. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into Carbon Black (the “Merger”) DGCL, with Carbon Black continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent. See Section 1—“Terms of the Offer.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if, following consummation of a tender offer for all of the outstanding stock of a publicly listed Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, together with the stock otherwise owned by the consummating corporation or its affiliates equals at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the tender offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, then the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time, together with any Shares owned by Purchaser and its affiliates, equals at least a majority of the outstanding Shares, Carbon Black does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger be effected as soon as practicable following the consummation of the tender offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable following the consummation of the Offer and the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied upon completion of the Merger), and in any event no later than the third business day following such satisfaction or waiver of such conditions, without a vote of the stockholders of Carbon Black in accordance with Section 251(h) of the DGCL. See Section 12—“Purpose of the Offer; Plans for Carbon Black.”

As a result of the Merger, each Share issued and outstanding immediately before the time the Merger becomes effective (the “Effective Time”) (other than Shares (i) owned by Carbon Black as treasury stock, (ii) owned by Purchaser or irrevocably accepted for purchase by Purchaser in the Offer or (iii) held by Carbon Black’s stockholders who properly demand and do not lose or withdraw their appraisal rights under the DGCL)

will be converted automatically into and will thereafter represent only the right to receive the Offer Price in cash (without interest and subject to any required withholding of taxes) (the “Merger Consideration”). All Shares converted into the right to receive the Merger Consideration will be canceled automatically and cease to exist at the Effective Time. Following the Merger, Carbon Black will cease to be a publicly traded company. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Merger Consideration” and Section 12—“Purpose of the Offer; Plans for Carbon Black.”

The board of directors of Carbon Black (the “Carbon Black Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby; (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreements (as defined below) and the transactions contemplated by the Merger Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

A more complete description of the Carbon Black Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Carbon Black (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), which is being furnished or otherwise made available by Carbon Black to its stockholders in connection with the Offer substantially contemporaneously with this Offer to Purchase and has been filed by Carbon Black with the United States Securities and Exchange Commission (the “SEC”). Carbon Black stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under in the Schedule 14D-9 under “Background of the Transactions” and “Reasons for the Recommendation of the Board.” See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Recommendation.”

Carbon Black has advised us that, as of the close of business on August 29, 2019, there were 74,931,471 Shares outstanding.

The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions: (i) there shall not be in effect any law, common law, statute, ordinance, code, regulation, rule or other requirement, or any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any governmental authority in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting consummation of the Merger issued by, any governmental authority and (ii) Purchaser shall have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Pursuant to the Merger Agreement, from and after the Effective Time, the directors and officers of Purchaser immediately before the Effective Time will be the directors and officers of the Surviving Corporation. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Merger—Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

No appraisal rights are available in connection with the Offer. If, however, we accept Shares in the Offer and the Merger is completed, Carbon Black stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders have complied with the applicable procedures described under Section 262 of the DGCL. Such stockholders will not be entitled to receive the Offer Price (without interest and subject to any required withholding of taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. See Section 16—“Certain Legal Matters; Regulatory Approvals—Dissenters’ Rights.”

Certain U.S. federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—“Certain U.S. Federal Income Tax Consequences.”

This Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on Thursday, October 3, 2019, unless the Offer is extended or earlier terminated.

Upon the terms and subject to the satisfaction, or to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will, at or as promptly as practicable following the Expiration Time, irrevocably accept for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Time (as permitted under Section 4—“Withdrawal Rights”). The date and time of Purchaser’s irrevocable acceptance for payment of all Shares validly tendered and not properly withdrawn pursuant to the Offer is referred to as the “Acceptance Time.” Additionally, at or as promptly as practicable (and in any event within three business days) following the Acceptance Time, Purchaser will pay for all such Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Regulatory Conditions. The Minimum Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the DGCL) and not properly withdrawn, together with any Shares owned by Purchaser or its “affiliates” (as defined in Section 251(h)(6) of the DGCL), equals at least a majority of the outstanding Shares as of the Expiration Time. For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior to the Expiration Time are excluded. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” for more information about these guaranteed delivery procedures.

The Regulatory Conditions require that (i) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the HSR Act, have expired or been terminated, (ii) the German Federal Cartel Office (Bundeskartellamt) has cleared the consummation of the Offer and the Merger, the relevant waiting period shall have expired, or the German Federal Cartel Office has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, and (iii) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) shall have cleared the consummation of the Offer and the Merger, no official party (Amtspartei) shall have applied for a review of the transaction pursuant to Sec. 11 of the Austrian Antitrust Act (Kartellgesetz), the relevant waiting period shall have expired, or the Austrian Federal Competition Authority has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger. The Offer is also subject to other conditions described in Section 15—“Conditions of the Offer” (all such conditions collectively, the “Offer Conditions”).

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15—“Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—Termination of the Merger Agreement.”

Subject to the terms and conditions of the Merger Agreement and applicable laws, rules and regulations, any Offer Condition (other than the Minimum Condition) may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion, except that, without the prior written consent of Carbon Black, Purchaser and Parent may not (i) reduce the maximum number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the Shares, (v) except as otherwise required or permitted by section 1.1(d) of the Merger Agreement, extend or otherwise change the

Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (vii) increase the Offer Price, except following an Adverse Recommendation Change (as defined below) or Carbon Black’s delivery to us of a notice of a Superior Proposal (as defined below) or in the event that we are permitted to extend the Offer pursuant to section 1.1(d)(i)(2) of the Merger Agreement, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares. See Section 1—“Terms of the Offer,” Section 11—“The Merger Agreement; Other Agreements—The Merger Agreement—The Offer—Terms and Conditions of the Offer” and Section 15—“Conditions of the Offer.”

We will extend the Offer on one or more occasions (i) if on the then scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied or waived by Parent or Purchaser, in consecutive increments of up to 15 Business Days each, as determined by Purchaser in its sole discretion, in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition); provided, however, that (A) Purchaser shall not be required to extend the Offer to a date later than December 22, 2019 (as it may be extended pursuant to the terms of the Merger Agreement, the “Outside Date”), and (B) if all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, Purchaser shall not be required to (but in its sole discretion may) extend the Offer to a date later than the earlier of (x) the Outside Date and (y) the date that is 20 Business Days after the date that all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, and (ii) if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq Global Select Market (the “Nasdaq”) or the New York Stock Exchange (the “NYSE”), except that Purchaser shall not be required to extend the Offer to a date later than the Outside Date.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer to purchase should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such decrease or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all Carbon Black stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, a Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time (except that, when used in reference to the Merger Agreement, “business day” means any day other than a Saturday, a Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by applicable law to close).

Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Carbon Black to adopt the Merger Agreement in accordance with Section 251(h) of the DGCL.

Carbon Black has provided Purchaser with Carbon Black’s stockholder list and security position listing for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and the other Offer-related materials to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Carbon Black’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the Offer Conditions (set forth in Section 15—“Conditions of the Offer”), at or as promptly as practicable following the Expiration Time, we will irrevocably accept for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Time, and at or as promptly as practicable (and in any event within three business days) following the Acceptance Time, we will pay for all such Shares.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply with any applicable law or order. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

No alternative, conditional or contingent tenders will be accepted. In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

(i)

the certificates evidencing such Shares (the “Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,”

(ii)

the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and

(iii)	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary. Upon the deposit of such funds with the Depositary, Purchaser’s obligations to make such payment will be satisfied in full and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for the Shares by reason of any extension of the Offer or any delay in making such payment for the Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and subject to the conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Time, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders

In order for a stockholder to validly tender Shares pursuant to the Offer, the following items must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time:

(i)

the Letter of Transmittal, duly completed and validly executed in accordance with the instructions set forth therein, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, and

(ii)	either (A) the Certificates evidencing tendered Shares or (B) if such Shares are tendered pursuant to the procedure for book-entry transfer described below, a Book-Entry Confirmation.

If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer

The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery

If you wish to tender your Shares pursuant to the Offer but cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution (as defined below);

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Time; and

•

the Certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Time.

Guarantee of Signatures

No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•

the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

Stockholder’s Acceptance and Agreement

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that upon consummation of the Offer we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms, and subject to the conditions, of the Offer (and if the Offer is extended or amended, the terms of, or the conditions to, any such extension or amendment).

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser will determine. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment

By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of

Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided in this Offer to Purchase. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the stockholders of Carbon Black, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the stockholders of Carbon Black.

Information Reporting and Backup Withholding

Payments made to Carbon Black stockholders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the U.S. Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that (i) such Holder is a United States person, (ii) the taxpayer identification number provided by such Holder is correct, and (iii) such holder is not subject to backup withholding. Non-U.S. Holders should submit a properly completed and signed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such Holders are urged to consult their own tax advisors to determine which IRS Form W-8 is appropriate. See Section 5—“Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of information reporting and backup withholding requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided all the required information is timely furnished in the appropriate manner to the IRS.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. You can also withdraw your Shares at any time after November 5, 2019, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not properly withdrawn.

For a withdrawal to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,”

any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notice.

5.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not address the effects of the Medicare contribution tax on net investment income and does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under U.S. federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

any holder of Shares that beneficially owns, actually or constructively, or at some time during the five-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares;

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies; or

•	corporations that are deemed to accumulate earnings to avoid U.S. federal income tax.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner (including any owner of an interest in an entity or arrangement treated as a partnership for U.S. federal income tax purposes) in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders are urged to consult their own tax advisors regarding the tax consequences of tendering Shares for cash in the Offer or exchanging Shares for cash pursuant to the Merger.

This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out in this Offer to Purchase is intended only as a summary of the material U.S. federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor regarding the particular tax consequences applicable to you in connection with the Offer and the Merger in light of your particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

Payments with Respect to Shares

The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such

U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable rate (currently, 24%) unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that all required information is timely furnished to the IRS. Each U.S. Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. Holder of Shares. The term “non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business.

Payments with Respect to Shares

Payments made to a non-U.S. Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax. However, if the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and who meets certain other requirements, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares.

Information Reporting and Backup Withholding

Proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger generally are subject to information reporting.

A non-U.S. Holder may be subject to backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-U.S. Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-U.S. Holder is not a U.S. person, or the non-U.S. Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional federal income tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the non-U.S. Holder’s U.S. federal income tax liability, provided all required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor regarding the particular tax consequences to you of tendering Shares for cash in the Offer or exchanging Shares for cash pursuant to the Merger in light of your particular circumstances, including the applicable and effect of any federal, state, local, non-U.S. or other laws.

6.	Price Range of Shares; Dividends.

The Shares are listed on Nasdaq under the symbol “CBLK.” Carbon Black has advised us that, as of the close of business on August 29, 2019, 74,931,471 Shares were outstanding. The Shares have been listed on Nasdaq since May 4, 2018.

The following table sets forth the high and low sales prices per Share as reported on Nasdaq for the periods indicated:

	High	Low	Cash Dividends Declared
2019 Fiscal Year:
First Quarter (January 1, 2019 – March 31, 2019)	$17.12	$12.00	—
Second Quarter, to date (April 1, 2019 – June 30, 2019)	19.12	12.53	—
2018 Fiscal Year:
Second Quarter (May 4, 2018 – June 30, 2018)	35.00	22.56	—
Third Quarter (July 1, 2018 – September 31, 2018)	27.27	19.76	—
Fourth Quarter (October 2, 2018 – December 31, 2018)	22.13	11.80	—

On August 8, 2019, the last full trading day before Carbon Black’s stock was impacted by market rumors of a potential transaction, the reported closing sales price of the Shares on Nasdaq was $18.70. On August 21, 2019, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $22.75. On September 5, 2019, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $25.98. Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Carbon Black has never declared or paid cash dividends with respect to the Shares. The Merger Agreement provides that, from and after the date of the Merger Agreement and until the earlier of the Effective Time and the termination of the Merger Agreement, except with the prior written consent of Parent, as expressly contemplated or permitted pursuant to the Merger Agreement, as set forth in the Disclosure Letter (as defined below) or as required by applicable law, Carbon Black will not make, declare or pay any dividend or distribution on any shares of its capital stock, including the Shares (other than dividends and distributions by wholly owned subsidiaries of Carbon Black).

7.	Certain Information Concerning Carbon Black.

Except as specifically set forth herein, the information concerning Carbon Black contained in this Offer to Purchase has been taken from, or is based upon, information furnished by Carbon Black or its representatives or publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Carbon Black’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

General

The following description of Carbon Black and its business has been taken from Carbon Black’s Quarterly Report on Form 10-Q for the fiscal year ended June 31, 2019, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

Carbon Black is a leader in cloud endpoint protection. Carbon Black’s solutions enable customers to predict, prevent, detect, respond to and remediate cyber attacks before they cause a damaging incident or data breach. Carbon Black was incorporated under the laws of the State of Delaware in December 2002 as Bit 9, Inc. and in April 2005 changed its name to Bit9, Inc. In January 2016, Carbon Black amended its certificate of incorporation to change its name to Carbon Black, Inc.

Carbon Black is headquartered in Waltham, Massachusetts. Carbon Black has wholly-owned subsidiaries in the United States, the United Kingdom, Singapore, Australia, Canada, Malaysia, Japan and Germany.

On April 20, 2018, Carbon Black effected a 1-for-2 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios of Carbon Black’s Series B, Series C, Series D, Series E, Series E-1 and Series F preferred stock. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto included in                  have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

On May 8, 2018, Carbon Black closed its initial public offering (“IPO”), in which it issued and sold 9,200,000 shares of common stock inclusive of the underwriters’ option to purchase additional shares that was exercised in full. The price to the public was $19.00 per share. Carbon Black received aggregate proceeds of $162.6 million from the IPO, net of underwriters’ discounts and commissions, and before deducting offering costs of approximately $4.9 million.

Carbon Black’s principal executive offices are located at 1100 Winter Street, Waltham, MA 02451 (617) 393-7400. Carbon Black’s internet address is www.carbonblack.com. The information on Carbon Black’s website is not a part of this Offer to Purchase and is not incorporated by reference into this Offer to Purchase.

Available Information

The Shares are registered under the Exchange Act. Accordingly, Carbon Black is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Carbon Black’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Carbon Black’s securities, any material interests of such persons in transactions with Carbon Black and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.

Carbon Black Financial Projections

Carbon Black provided Purchaser and Parent with certain internal financial projections as described in Carbon Black’s Schedule 14D-9, which is being filed with the SEC and is being furnished or otherwise made available to stockholders of Carbon Black substantially contemporaneously with this Offer to Purchase.

8.	Certain Information Concerning Purchaser and Parent.

Purchaser

Purchaser, a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Carbon Black by Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into Carbon Black and will cease to exist, with Carbon Black continuing as the Surviving Corporation. The business address for Purchaser is 3401 Hillview Avenue, Palo Alto, CA, 94304, and its business telephone number is (650) 427-5000.

Parent

Parent originally pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware. Information technology (“IT”) driven innovation continues to disrupt markets and industries. Technologies emerge faster than organizations can absorb, creating increasingly complex environments. IT is working at an accelerated pace to harness new technologies, platforms and cloud models, ultimately guiding their business through a digital transformation. To take on these challenges, Parent is working with customers in the areas of hybrid cloud, multi-cloud, modern applications, networking and security, and digital workspaces. Parent’s software provides a flexible digital foundation to help enable customers in their digital transformations.

Parent has been operating for over 20 years. Parent is a majority-owned and controlled indirect subsidiary of Dell Technologies Inc. (“Dell”). Dell is majority-owned and controlled by Michael S. Dell, a director of Parent. For more information regarding Mr. Dell, See Schedule I—“Information Relating to Purchaser and Parent.”

Parent’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, CA, 94304, and its business telephone number is (650) 427-5000. Parent’s internet address is www.vmware.com.

Additional Information

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent, including Michael Dell, are set forth in Schedule I to this Offer to Purchase.

During the last 5 years, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Purchaser or Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or Parent or any of the persons so listed, (i) beneficially owns or has any right to acquire, directly or indirectly, any Shares, or (ii) has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser or Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Carbon Black (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has had any business relationship or transaction with Carbon Black or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser or Parent or to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Carbon Black or its subsidiaries, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or sale or other transfer of a material amount of assets during the past two years.

Available Information

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser and Parent with the SEC, are available on the SEC’s website at www.sec.gov. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free upon request from the Information Agent, whose contact information is set forth on the on the back cover of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay Carbon Black stockholders whose Shares are converted in the Merger into the right to receive a cash amount equal to Offer Price, (ii) pay for fees and expenses incurred by Purchaser and Parent related to the Offer and the Merger and (iii) pay for the cash amounts in respect of outstanding in-the-money Carbon Black options and other equity awards, will be approximately $2.11 billion. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash, cash equivalents and short-term borrowing.

Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Purchaser’s or Parent’s receipt of financing. Purchaser will provide, and Parent will cause Purchaser to provide, to the Paying Agent, on a timely basis, the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

We believe the financial condition of Purchaser, Parent and their respective affiliates is not material or relevant to a decision by a holder of Shares regarding whether to tender such Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the consummation of the Offer (or the Merger) is not subject to any financing condition, (iii) we will have sufficient funds available to us to consummate the Offer and the Merger and (iv) if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

10.	Background of the Offer; Past Contacts or Negotiations with Carbon Black.

The information set forth below regarding Carbon Black was provided by Carbon Black, and none of Purchaser, Parent nor any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Parent or their respective affiliates or representatives did not participate.

Background of the Offer

The following is a description of contacts between our representatives with representatives of Carbon Black that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of

Carbon Black’s activities relating to these contacts, please refer to its Schedule 14D-9 being furnished or otherwise made available to its stockholders substantially contemporaneously with this Offer to Purchase.

As part of its ongoing corporate strategy and business planning, Parent considers a variety of strategic options and potential transactions on a regular basis.

In addition, in the course of Parent’s strategic planning process, representatives of Parent have, in the ordinary course and from time to time, discussed with various companies in the software and technology industries potential commercial partnerships that might expand their respective businesses, improve their respective customer offerings and create value for Parent’s stockholders. Members of Parent’s management team met with members of Carbon Black’s management team to discuss expanding the existing commercial partnership between the two parties that was established in August 2017. Parent and Carbon Black have developed a joint solution, Cb Defense for Parent, which is integrated with Parent AppDefense, to protect applications running in virtualized data centers.

On December 24, 2017, in the context of a review of Carbon Black’s strategic alternatives, including a potential initial public offering or sale of the company, Patrick Morley, President, Chief Executive Officer and director of Carbon Black, contacted representatives of Parent to inquire if Parent would be interested in a potential strategic transaction with Carbon Black. Following a series of conversations over the next month, Carbon Black indicated to Parent that it was not interested in engaging in a transaction with Parent.

Beginning in February 2019, representatives of both Parent and Carbon Black began discussions regarding the implementation of an expanded commercial partnership relating to Parent’s security offerings. During these discussions, Parent expressed a potential interest in acquiring Carbon Black.

On April 24, 2019, Parent and Carbon Black entered into a confidentiality agreement, which included customary non-disclosure provisions but did not include a standstill provision.

On April 25, 2019, Mr. Morley discussed via telephone with members of Parent’s management key diligence questions of Parent regarding Carbon Black.

On April 28, 2019, at an in-person meeting in Las Vegas, Nevada, Mr. Morley and Patrick Gelsinger, Chief Executive Officer and director of Parent, at Mr. Gelsinger’s invitation, discussed the desire to move forward with partnering on certain programs and the possibility of an acquisition of Carbon Black by Parent, but the parties did not discuss valuation, a potential purchase price or any other specific terms of such an acquisition during the discussions.

On April 29, 2019, Mr. Morley presented a business update and certain first quarter 2019 financial results to members of Parent’s management at an in-person meeting at Parent’s offices.

Over the course of the next month, members of Parent’s management contacted Mr. Morley to continue to discuss the possibility of an acquisition of Carbon Black by Parent. Mr. Morley indicated that Carbon Black was focused on executing its long-term business strategy. He noted, however, that if Parent was prepared to make a compelling written offer, the Carbon Black Board would consider it in accordance with its fiduciary obligations to stockholders. Mr. Gelsinger expressed interest in continuing discussions with Carbon Black, but indicated that Parent would be further evaluating internally its interest in a potential transaction.

On May 24, 2019, a business development representative of Parent and Mr. Morley engaged in a conversation regarding a potential strategic transaction between the parties. In that discussion, the Parent representative indicated that Parent continued to have an interest in and was continuing its evaluation of a potential acquisition of Carbon Black. No specific terms of a potential transaction were discussed between the parties.

On July 22, 2019, Mr. Gelsinger contacted Mr. Morley via telephone to indicate an interest in continuing discussions regarding a potential business combination transaction between Parent and Carbon Black. Mr. Gelsinger informed Mr. Morley of Parent’s intent to send a proposal letter following Carbon Black’s earnings announcement for the second quarter.

On July 22, 2019, Carbon Black sent a proposed amended and rested confidentiality agreement to Parent, modifying the terms of the confidentiality agreement entered into between the parties on April 24, 2019. Among other proposed modifications, the Carbon Black proposed a standstill prohibiting Parent from taking certain actions with respect to Carbon Black and its securities.

On July 23, 2019, representatives of Morrison & Foerster LLP (“Morrison & Foerster”), counsel to Parent, provided proposed amended terms to the confidentiality agreement that was previously executed between Parent and Carbon Black in April 2019 in connection with preliminary discussions between the parties. Later on the same day, Parent and Carbon Black entered into the amended confidentiality agreement, which superseded the nondisclosure agreement entered into on April 24, 2019. The amended confidentiality agreement included a standstill provision that prohibited Parent, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring Carbon Black, and from taking certain other actions, including soliciting proxies, without the prior written consent of Carbon Black and which included provisions providing for the termination of the standstill on customary terms, including upon Carbon Black’s entry into a definitive agreement with a third-party providing for a sale of Carbon Black.

On July 24, 2019, Mr. Morley and Steve Webber, the Chief Financial Officer of Carbon Black, presented via teleconference to members of Parent’s management a business update and certain second quarter 2019 financial results.

On July 25, 2019, Mr. Gelsinger and Mr. Morley discussed via telephone an update on timing for a potential transaction between the parties and Parent’s request for additional due diligence meetings in advance of submitting a proposal.

From July 30 to July 31, 2019, certain members of Carbon Black’s senior management and representatives of Morgan Stanley & Co. LLC, financial advisor to Carbon Black’s special committee (”Morgan Stanley”), held preliminary due diligence in-person meetings with Parent and its representatives at the offices of Goodwin Proctor LLP (“Goodwin”), outside counsel to Carbon Black, in Boston, Massachusetts, relating to various aspects of Carbon Black’s business.

On August 3, 2019, Mr. Gelsinger sent Mr. Morley a written proposal outlining Parent’s offer to acquire 100% of the equity securities of Carbon Black at a price of $25.20 per share in cash (the “August 3 Proposal”). The August 3 Proposal was conditioned upon Parent and Carbon Black finalizing and announcing the transaction on August 22, 2019, the date of Parent’s second quarter earnings release, and the parties entering into an exclusivity agreement through such date, which draft exclusivity agreement was provided with the August 3 Proposal.

On August 4, 2019, Mr. Morley called Sanjay Poonen, Parent’s Chief Operating Officer, Customer Operations, to discuss the August 3 Proposal, indicating that Carbon Black’s special committee was actively discussing the proposal, and that Parent should expect to receive a response from Carbon Black in due course.

On August 5, 2019, Mr. Morley called Mr. Gelsinger to inform him that the Carbon Black Board had evaluated Parent’s proposal, but that Parent would need to present a more compelling price in order for the Carbon Black Board to consider a transaction with Parent. Mr. Morley indicated that Carbon Black was willing to provide limited, price-confirmatory due diligence to Parent to enable Parent to put forward a more compelling offer price. During the course of the discussion, Mr. Gelsinger reiterated that Parent would require that Carbon Black enter into an exclusivity agreement prohibiting Carbon Black from discussing or pursuing a strategic transaction with a third party for an agreed upon period, in consideration for Parent’s evaluation of the transaction.

Later on August 5, 2019, Mr. Morley and Mr. Gelsinger held further discussions via telephone where Mr. Gelsinger indicated that although Parent believed that its initial proposal offered full value for Carbon Black, Parent was nonetheless willing to increase its offer to $25.75 provided that Carbon Black agreed to enter into exclusivity with Parent no later than 5 p.m. Eastern Time the following day. Parent sent Carbon Black a written proposal containing these terms following Messrs. Morley and Gelsinger’s conversation.

On August 6, 2019, Alex Wang, Vice President, Corporate Development of Parent, sent Mr. Morley a revised proposal, dated August 5, 2019, to acquire all outstanding shares of Carbon Black common stock at a price of $25.75 per share in cash. The offer was conditioned upon Parent and Carbon Black finalizing and announcing the transaction by August 22, 2019 and entering into an exclusivity agreement through such date, which draft exclusivity agreement was provided with the proposal together with a draft merger agreement and a confirmatory due diligence list. The draft merger agreement generally included customary terms and conditions for such an agreement including, among other things, for (1) the transaction to be structured as a cash tender offer followed immediately by a back-end merger, (2) the request by Parent for tender and support agreements, (3) the assumption by Parent of certain Carbon Black equity awards, (4) exceptions to the definition of “Company Material Adverse Effect,” which generally defines the standard for closing risk, (5) commercially reasonable efforts standard relating to antitrust approvals, (6) Carbon Black’s ability to provide due diligence to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal, (7) Carbon Black’s ability to accept a superior proposal after providing the buyer with a right to match such proposal and (8) a termination fee equal to 3.5% of the equity value of the transaction.

Over the course of the next week, certain members of Carbon Black’s senior management and representatives of Morgan Stanley held a series of confirmatory diligence calls and in-person meetings with Parent and its representatives at the offices of Goodwin in Boston, Massachusetts, relating to various aspects of Carbon Black’s business. On August 7, 2019, Carbon Black provided Parent and its representatives with access to a virtual data room in order for Parent to perform its due diligence investigation.

On August 8, 2019 and August 9, 2019, members of Carbon Black’s management and members of Parent’s management discussed via telephone open items and next steps with respect to Parent’s ongoing due diligence of Carbon Black, and member of Carbon Black’s management presented on certain due diligence topics to members of Parent’s management. Also on August 8, 2019, Goodwin, on behalf of Carbon Black, provided Morrison & Foerster with a revised draft merger agreement, which included changes to, among other things, (1) the definition of “Company Material Adverse Effect,” (2) the provisions regarding regulatory approvals, (3) the treatment of outstanding Carbon Black equity awards, (4) the size of the termination fee payable under certain circumstances in order to accept a superior offer and enter into an agreement with respect to such superior offer, and (5) other changes to the ability of Carbon Black to engage with third parties who following announcement of a transaction with Parent make an unsolicited proposal to acquire Carbon Black.

On August 9, 2019, CTFN published an article indicating that Carbon Black was exploring a sale process and had retained Morgan Stanley in connection with the process.

From August 10, 2019 to August 13, 2019, members of Parent’s management attended in-person meetings with members of Carbon Black’s management to discuss various due diligence topics, and members of Parent’s management team, Carbon Black’s management team, Goodwin and Morrison & Foerster held meetings via teleconference on various legal due diligence topics. On August 11, 2019, Morrison & Foerster sent via email to Goodwin comments to the Merger Agreement and a draft of the Support Agreements.

On August 12, 2019, representatives of Morgan Stanley, at the direction of Carbon Black’s special committee, contacted representatives of Parent and its financial advisor, J.P. Morgan, to present a counterproposal of $26.00 per share in cash and agreement to enter into an exclusivity agreement through August 22, 2019. Morgan Stanley also, on behalf of Carbon Black, provided Parent with a revised draft of the exclusivity agreement.

Later on August 12, 2019, Parent indicated to Carbon Black that Parent would agree to increase its offer price to $26.00 per share in exchange for an agreement by the parties to negotiate exclusively through August 22, 2019. Parent and Carbon Black executed the exclusivity agreement on August 12, 2019, which provided for an exclusivity period that would terminate upon the earliest to occur of (i) the execution of an acquisition agreement between Carbon Black and Parent, (ii) 11:59 pm New York time on August 22, 2019, and (iii) the time at which Parent reduced, or proposed a reduction in, the purchase price of $26.00 per share proposed by Parent.

Over the course of the next few days, Parent, Carbon Black and their respective advisors continued to discuss due diligence topics and to negotiate the Merger Agreement and the Support Agreements and exchange drafts of the same.

On August 16, 2019, a representative of Parent provided a draft of a proposed post-closing employment offer letter to Mr. Morley.

On August 19, 2019, senior executives of Parent met in-person with Mr. Morley in Palo Alto, California to discuss matters relating to post-closing employment of certain members of Carbon Black’s management team, including discussions relating to the execution of post-closing employment offer letters, containing restrictive covenants, including a non-compete and non-solicit.

On August 20, 2019, a senior executive of Parent provided Carbon Black with a revised summary proposal outlining the key terms of retention arrangements with certain key executives and other employees of Carbon Black.

On August 21, 2019, representatives of Goodwin and Morrison & Foerster discussed the open issues with respect to the Merger Agreement. Among other things, these items included: (1) the treatment of Carbon Black equity awards and other employee benefit provisions; (2) the size of the termination fee payable under certain circumstances in order to accept a superior offer and enter into an agreement with respect to such superior offer; and (3) provisions relating to extensions of the tender offer period. Later on August 21, 2019, Parent and Carbon Black finalized the principal terms of the Merger Agreement and the Support Agreements and Mr. Morley and Mr. Wang spoke to discuss the key terms of retention arrangements with key executives of Carbon Black. Also later on August 21, 2019, the Board of Directors of Parent considered the proposed transaction and approved the Merger Agreement and the transactions contemplated thereby.

Early on August 22, 2019, Morrison & Foerster, on behalf of Parent, provided Goodwin with a revised draft of the Merger Agreement and during the day on August 22, 2019 representatives of the parties further negotiated, and ultimately reached resolution on, the remaining open points of the Merger Agreement.

On August 22, 2019, a representative of Carbon Black reported to Parent that the Carbon Black Board had considered the proposed transaction and approved the Merger Agreement and the transactions contemplated thereby. After the close of trading of the U.S. stock markets on that same day and the approval of the transaction by the Board of Directors of Purchaser, Parent and Carbon Black, the Merger Agreement and the Support Agreements were executed and delivered by the parties. The Merger Agreement provided for the commencement of a tender offer for all of the shares of Carbon Black’s common stock at a price per share of $26.00, subject to customary conditions. In connection with the execution of the Merger Agreement, certain of Carbon Black’s executive officers entered into employment offer letters with Parent and new restrictive covenant agreements with Parent. Shortly thereafter, Parent and Carbon Black issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the tender offer.

Past Contacts, Transactions, Negotiations and Agreements

For information on the Merger Agreement and the other agreements between Carbon Black and Purchaser and their respective related parties, see Section 8—“Certain Information Concerning Purchaser and Parent.” and Section 11—“The Merger Agreement, Other Agreements—Other Agreements.”

Commercial Arrangements

Carbon Black has a strategic partnership with Parent, which partnership includes an exclusive bidirectional reseller arrangement that gives Carbon Black access to Parent’s customers, as well as joint product development of an integrated solution for securing cloud workloads and joint go-to-market efforts.

Future Arrangements with Carbon Black Executives

In connection with the Merger Agreement, Parent entered into offer letters with Messrs. Morley, Hansen, the Chief Operating Officer of Carbon Black, and Polk, the Chief Product Officer of Carbon Black, setting forth the terms and conditions of these executive officers’ continued employment with Parent from and after the closing of the Merger and these offer letters have been executed as of the date of this Offer to Purchase. The effectiveness of Parent offer letters is contingent on the closing of the Merger. The Carbon Black Board approved the retention of outside legal counsel to represent the executive officers in connection with these Parent offer letter negotiations.

The Parent offer letters for Messrs. Morley, Hansen and Polk supersede their existing employment arrangements described in the Schedule 14D-9 (each, an “Existing Employment Agreement”) and provide that, following the closing of the Merger, Messrs. Morley’s, Hansen’s and Polk’s annual base salary will be $515,000, $500,000 and $380,000, respectively, and target bonus opportunity will be 75%, 60% and 50%, respectively, of the executive’s base salary. The offer letters modify the definitions of “cause” and “good reason” for any accelerated vesting of Substituted Options (as defined below) and Parent RSUs (as defined below) held by the executives and severance rights and generally preserve only severance entitlements in the Existing Employment Arrangements triggered upon a qualifying termination within the 12 months following the Merger. Namely, the offer letters provide that in the event the applicable executive is terminated by Parent without “cause” (as such term is newly defined in the applicable offer letter) or the applicable executive resigns for “good reason” (as such term is newly defined in the applicable offer letter), in each case within 12 months following the closing of the Merger, subject to the execution and effectiveness of a release agreement, the executive will be entitled to the following, which are substantially the same benefits that the executive would have been entitled to receive under his Existing Employment Arrangement: (i) an amount equal to 18 months in the case of Mr. Morley, 12 months in the case of Mr. Hansen and 9 months in the case of Mr. Polk, of the applicable executive’s base salary, payable in substantially equal installments over the same period; (ii) an amount equal to 150% in the case of Mr. Morley and 100% in the case of Messrs. Hansen and Polk, of the applicable executive’s annual target bonus for the year of termination, payable in substantially equal installments over 18 months in the case of Mr. Morley, 12 months in the case of Mr. Hansen and 9 months in the case of Mr. Polk; (iii) if is the executive is participating in Parent’s group health plan immediately prior to his termination and elects COBRA health continuation, a lump sum, taxable amount equal to COBRA Premiums for 18 months in the case of Mr. Morley, 12 months in the case of Mr. Hansen and 9 months in the case of Mr. Polk; and (iv) immediate acceleration of vesting of all then-outstanding Substitute Options and Parent RSUs (other than any Retention RSUs (as defined below)) held by the executive.

Parent has delivered offer letters to Mr. Viscuso, the Chief Strategy Officer of Carbon Black, and Mr. Webber with modifications to the definitions of “cause” and “good reason” similar to those for Messrs. Morley, Hansen and Polk and which generally preserve the executives’ severance entitlements with respect to a qualifying termination within the 12 months following the Merger. It is expected that Parent will negotiate the terms of the offer letters with Mr. Viscuso and Mr. Webber and therefore the offer letters are subject to change.

Mr. Morley was also granted restricted stock units covering shares of Parent Common Stock (“Retention RSUs”) worth $5,000,000 that vest 100% on the three-year anniversary of the first day of the month in the month following the closing of the Merger.

In addition, on August 22, 2019, Mr. Morley entered into an installment amount agreement (the “Installment Amount Agreement”) with Parent, whereby Mr. Morley will subject $17,572,513 (i.e., the approximate post-tax portion of the Merger Consideration he would be entitled to receive in respect of his fully vested Shares as a result of the Merger) to vesting. 50% of such amount will be payable on the date that is 12 months following the “Vesting Commencement Date” (as set forth in the Installment Amount Agreement) and the remaining 50% will be payable on the date that is 24 months following the Vesting Commencement Date, in each case subject to Mr. Morley’s continuous service to Parent through the applicable vesting date. In the event that Mr. Morley is terminated by Parent or a subsidiary without “cause,” Mr. Morley resigns for “good reason,” or Mr. Morley’s continuous service terminates due to his death or “long term disability” (each term as defined in the Installment Amount Agreement), 100% of any unpaid amounts will become due and payable, subject to Mr. Morley’s timely execution of a release agreement. Amounts payable will be made, in Parent’s sole discretion, in cash or shares of Parent Common Stock.

As a condition of employment with Parent, Messrs. Morley, Hansen, and Polk are each subject to Parent’s standard restrictive covenants agreement, including, without limitation, assignment of intellectual property rights and non-disclosure of proprietary and confidential information covenants. In addition, Mr. Morley entered into a non-competition agreement with Parent.

To the extent that any severance or other compensation payment to any of our executive officers pursuant to Parent offer letter or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code, such executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide stockholders with information about its terms. It is not intended to provide any other factual disclosures about Purchaser, Parent, Carbon Black or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about Carbon Black or the transactions contemplated by the Merger Agreement contained in public reports filed by Carbon Black with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 “Certain Information Concerning Purchaser and Parent.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information included in a confidential disclosure letter delivered by Carbon Black to Purchaser and Parent in connection with signing the Merger Agreement (the “Disclosure Letter”). Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of Carbon Black at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about Carbon Black in its public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Carbon Black’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, Carbon Black, Purchaser, Parent, their respective affiliates and their respective businesses that is contained or incorporated by reference in the Schedule TO and related exhibits, including this Offer to Purchase, and the Schedule 14D-9 filed by Carbon Black with the SEC on September 6, 2019, as well as in Carbon Black’s other public filings.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer on or before September 6, 2019, and that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 15—“Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment all Shares validly tendered and not properly withdrawn at or as promptly as practicable following the Expiration Time of the Offer, and pay for all such Shares at or promptly (and in any event within three business days) following such Acceptance Time. The initial Expiration Time of the Offer will be midnight, New York City time, at the end of the day on Thursday, October 3, 2019.

Terms and Conditions of the Offer. The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—“Conditions of the Offer.” The Offer Conditions are for the sole benefit of Purchaser and Parent. Subject to the terms and conditions of the Merger Agreement and applicable laws, rules and regulations, any Offer Condition (other than the Minimum Condition) may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion, except that, without the prior written consent of Carbon Black, Purchaser and Parent may not (i) reduce the maximum number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the Shares, (v) except as otherwise required or permitted by section 1.1(d) of the Merger Agreement, extend or otherwise change the Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (vii) increase the Offer Price, except following an Adverse Recommendation Change (as defined below) or Carbon Black’s delivery to us of a notice of a Superior Proposal (as defined below) or in the event that we are permitted to extend the Offer pursuant to section 1.1(d)(i)(2) of the Merger Agreement, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares.

Extensions of the Offer. Purchaser will extend the Offer on one or more occasions (i) if on the then scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied or waived by Parent or Purchaser, in consecutive increments of up to 15 Business Days each, as determined by Purchaser in its sole discretion, in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Purchaser to waive any Offer Condition, other than the Minimum Condition); provided, however, that (A) Purchaser shall not be required to extend the Offer to a date later than the Outside Date and (B) if all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, Purchaser shall not be required to (but in its sole discretion may) extend the Offer to a date later than the earlier of (x) the Outside Date and (y) the date that is 20 Business Days after the date that all of the Offer Conditions (other than the Minimum Condition and other than those conditions that by their nature are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied) have been satisfied or waived, and (ii) if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq or the NYSE, except that Purchaser shall not be required to extend the Offer to a date later than the Outside Date.

Recommendation Carbon Black has represented in the Merger Agreement that the Carbon Black Board, at a meeting duly called and held, has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, having the effect of causing the Merger, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement (such recommendation, the “Carbon Black Board Recommendation”).

The Merger

The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Carbon Black;

•	the separate corporate existence of Purchaser will cease and Carbon Black will continue its corporate existence under the DGCL as the Surviving Corporation in the Merger; and

•	the Surviving Corporation will become a wholly owned subsidiary of Parent.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Carbon Black will be amended such that the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, except that all references to Purchaser shall be automatically amended and will become references to the Surviving Corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, until amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporations or such bylaws. The directors and officers of Purchaser as constituted immediately before the Effective Time, will be the directors and officers of the Surviving Corporation, for so long as provided under the DGCL, the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

Merger Closing Conditions. The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions: (i) there being no law, common law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority, or any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any governmental authority in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting consummation of the Merger issued by any governmental authority and (ii) Purchaser must have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Merger Consideration. Each Share issued and outstanding immediately before the Effective Time (other than Shares (i) owned by Carbon Black as treasury stock, (ii) owned by Purchaser or irrevocably accepted for purchase by Purchaser in the Offer or (iii) held by Carbon Black’s stockholders who properly demand and do not lose or withdraw their appraisal rights under the DGCL) will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration will be canceled automatically and cease to exist at the Effective Time.

Payment for Shares. At or prior to the Effective Time, Parent will deposit, and cause to be deposited, with the Paying Agent sufficient funds for the payment of the aggregate Merger Consideration to Carbon Black’s stockholders.

Promptly after the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions for surrendering Certificates or providing a Book-Entry Confirmation in exchange for the Merger Consideration. The Paying Agent will promptly pay the Merger Consideration in respect of the number of Shares formerly evidenced by each Certificate or Book-Entry Confirmation, less any required withholding of taxes, upon receipt of (i) a surrendered Certificate or Book-Entry Confirmation representing the Shares and (ii) a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent. No interest will accrue or be paid on any amount payable upon surrender of a Certificate or Book-Entry Confirmation.

If any cash deposited with the Paying Agent is not claimed within one year after the Effective Time, Parent is entitled to require the Paying Agent to return such cash to Parent or Parent’s designee. Thereafter, any holder of Shares who has not complied with the Certificate or Book-Entry Confirmation surrender procedures set forth in the Merger Agreement must look only to Parent or the Surviving Corporation, which will remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto.

The transmittal instructions will include instructions if any Carbon Place stockholder has lost its Certificate or if it has been stolen or destroyed. In that case, the stockholder will be required to provide an affidavit to that fact and execute and deliver a customary indemnity agreement to provide indemnity against any claim that may be made with respect to such Certificate.

Treatment and Payment of Carbon Black’s Equity Awards.

Options. The Offer is made only for Shares and is not being made for any outstanding options to acquire Shares (“Options”). If you wish to tender Shares underlying Options, you must first exercise such Option (to the extent vested and exercisable) in accordance with its terms in sufficient time to tender pursuant to the Offer the Shares received upon exercise of such Option.

Pursuant to the Merger Agreement, immediately following the Effective Time, each portion of an Option that is not a Rollover Option (as defined below) and that is outstanding and vested immediately prior to the Effective Time and then exercisable for a per share exercise price less than the Merger Consideration that would be payable in respect of the Shares underlying such Option (any such portion of such Option, an “In-the-Money Cash Out Option”) will be canceled in exchange for payment to the holder of such Option of an amount in cash equal to the amount, if any, by which (A) the Merger Consideration that would be payable in accordance with the terms of the Merger Agreement in respect of the Shares issuable upon exercise of such In-the-Money Cash Out Option had such In-the-Money Cash Out Option been exercised in full prior to the Effective Time exceeds (B) the aggregate exercise price for such In-the-Money Cash Out Option (net of tax withholding).

In addition, as of the Effective Time, Parent shall substitute the portion of any Option that is outstanding and unvested immediately prior to the Effective Time, is then held by employees of Carbon Black or any of its Subsidiaries who remain employees of Parent or its Subsidiaries or who do not accept an offer of employment from Parent but have not been affirmatively terminated pursuant to the Merger Agreement (each, a “Continuing Employee” and collectively, the “Continuing Employees”) and is exercisable for a per share exercise price less than the Merger Consideration (any such portion of such Option, a “Rollover Option”), with an option to acquire shares of Class A Common Stock of Parent (“Parent Common Stock”), on the same material terms and conditions as were applicable to such Rollover Option as of immediately prior to the Effective Time (except that any continued employment or service requirement will be based on the applicable Continuing Employee’s continued employment or service (but excluding any consultants) with Parent or its subsidiaries (including the Surviving Corporation) following the closing of the Merger). The number of shares of Parent Common Stock subject to such Rollover Option, the exercise price for such Rollover Option, and certain other terms of such Rollover Options will be adjusted or otherwise modified as provided for in the Merger Agreement (each such Rollover Option, as adjusted, a “Substituted Option”). All Options with a per share exercise price equal to or greater than the Merger Consideration or held by each individual who Carbon Black terminates pursuant to the Merger Agreement (each, a Non-Continuing Employee) will be canceled for no consideration.

Restricted Stock Units. The Offer is made only for Shares and is not being made for any outstanding Carbon Black restricted stock units with respect to Shares (“RSUs”). Pursuant to the Merger Agreement, as of the Effective Time, each unvested RSU that is then held by a Continuing Employee or service provider (who is not a consultant) and remains outstanding immediately before the Effective Time, will be canceled and converted into a corresponding award relating to Parent Common Stock (“Parent RSUs”) in accordance with the terms set forth in the Merger Agreement. A holder will receive Parent RSUs equal to the number of Shares subject to the Carbon Black RSUs immediately prior to the Effective Time, adjusted or otherwise modified as provided for in the Merger Agreement. All Carbon Black RSUs not substituted as of the Effective Time will be canceled at the Effective Time without payment of any consideration; provided, however, that any Carbon Black RSU that is vested, but not settled, as of the Effective Time, shall be cancelled in exchange for payment to the holder of such RSU of an amount in cash equal to the Merger Consideration in accordance with the terms of the Merger Agreement.

Restricted Stock. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Share of restricted stock held by a Continuing Employee will be canceled and the holders will be entitled to receive the Merger Consideration, payable without interest on the same vesting schedule.

Employee Stock Purchase Plan. With respect to Carbon Black’s 2018 Employee Stock Purchase Plan (the “Company ESPP”), Parent will take all actions reasonably necessary to provide that (i) no new Offering (as defined in the Company ESPP) shall commence following the date of the Merger Agreement, (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of the Merger Agreement, or (B) make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement, and (iii) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP. As promptly as practicable following the Effective Time, and in any event no later than the third business day thereafter, the accumulated payroll deductions of each participant under the Company ESPP will be returned to the participant by the Surviving Corporation pursuant to the terms of the Company ESPP, without the issuance of any Shares.

General Provisions. As promptly as practicable following the Effective Time, and in any event no later than the 15th day thereafter, Parent shall register with the SEC on a registration statement on Form S-8 the shares of Parent common stock issuable pursuant to Substituted Options and Parent RSUs.

As promptly as practicable following the Closing Date, and in any event no later than the 10th business day thereafter, Parent will, or will cause the Surviving Corporation to, deliver to the holder of any In-the-Money Cash Out Option the amounts due and payable to such holder pursuant to the Merger Agreement in respect of such option. Prior to the Expiration Time, Parent will use commercially reasonable efforts to effect the treatment of Options and RSUs provided for under the Merger Agreement, under the Carbon Black Stock Plans, under all contracts governing the terms of all Options or RSUs, and under any other applicable plan or arrangement to which Parent is a party or by which Parent may be bound with respect to such Options or RSUs.

Representations and Warranties

The Merger Agreement contains representations and warranties of Carbon Black, Purchaser and Parent.

Some of the representations and warranties in the Merger Agreement made by Carbon Black are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” with respect to Carbon Black means any fact, change, effect, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, (i) materially adversely affect the business, results of operations, assets or condition (financial or otherwise) of Carbon Black and its Subsidiaries, taken as a whole, or (ii) prevent, materially impede or materially delay the performance by Carbon Black of its obligations under the Merger Agreement or the consummation by Carbon Black of the Merger Transactions; except that for purposes only of clause (i) of the foregoing, in no event shall any of the following (alone or in combination), or any effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a “Carbon Black Material Adverse Effect” has occurred or may, would or could occur:

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any national, international, or regional economic, financial, social or political conditions (including changes therein) in general, including the results of elections, trade disputes or the imposition of trade restrictions, tariffs or similar taxes (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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changes in any financial, credit, capital or securities markets or conditions in the United States or any other country or region in the world, or changes therein, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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changes in interest, currency or exchange rates or the price of any commodity, security or market index (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or in standards, guidance, interpretations or enforcement thereof (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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any change in the market price or trading volume or ratings of any securities of Carbon Black, or any failure of Carbon Black to meet any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to Carbon Black or any of its Subsidiaries for any period (it being understood that, in each case, the underlying causes of such change or failure may, if they are not otherwise specifically excluded from the definition of Carbon Black Material Adverse Effect pursuant to this proviso, be taken into account in determining whether a Carbon Black Material Adverse Effect has occurred);

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the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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the execution or announcement of the Merger Agreement or the pendency or consummation of the Merger Transactions, including the impact thereof on the relationships, contractual or otherwise, of Carbon Black with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Authorities or other third parties related thereto, or the identity of Parent or any of its Affiliates as the acquiror of Carbon Black, or any facts or circumstances concerning Parent or any of its Affiliates; except that this clause (H) shall not apply to references to “Carbon Black Material Adverse Effect” in section 3.2 (Corporate Authorization) of the Merger Agreement and section 3.3 (Government Authorizations; Non-Contravention) of the Merger Agreement and any other representation or warranty of Carbon Black expressly intended to address the consequences of the execution, announcement, pendency or consummation of the Merger Agreement or the Merger Transactions;

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(i) any action taken, or failure to take any action, in each case to which Parent has in writing approved, consented to or requested, (ii) the taking of any action expressly required by the terms of the Merger Agreement (other than actions that Carbon Black takes in the Ordinary Course of Business) or (iii) the failure to take any action expressly prohibited by the Merger Agreement (so long as Carbon Black has timely requested and Parent has refused to provide a waiver therefrom);

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any stockholder litigation, including with respect to breach of fiduciary duty claims by Carbon Black’s Board, relating to the Merger Transactions or any demand or Legal Proceeding for appraisal of the fair value of any of the Shares pursuant to the DGCL in connection herewith;

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any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole (except that such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect));

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any matters expressly set forth in the Company Disclosure Schedule (as defined in the Merger Agreement) (other than matters included in the Company Disclosure Schedule in response to listing requirements); or

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changes in general conditions in the industry in which Carbon Black operates (except such facts, changes, effects, events or occurrences shall pursuant thereto not be taken into account only to the extent they do not, individually or in the aggregate, disproportionately affect Carbon Black or its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which Carbon Black operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Carbon Black Material Adverse Effect)).

In the Merger Agreement, Carbon Black has made customary representations and warranties to Purchaser and Parent with respect to, among other things:

•	corporate matters related to Carbon Black and its subsidiaries, such as organization, standing, qualification to do business and corporate power;

•	its authority and authorization of the Merger Agreement and the Offer, the Merger and the other transactions contemplated thereby;

•	certain recommendations of the Carbon Black’s Board;

•	the absence of authorizations by governmental authorities required with respect to the Merger Agreement and the Offer, the Merger and the other transactions contemplated thereby;

•	non-contravention;

•	its capitalization;

•	its subsidiaries;

•	public SEC filings;

•	financial statements and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	tax matters;

•	real property;

•	tangible personal property;

•	intellectual property;

•	material contracts;

•	employee benefit plans and related matters;

•	labor and related matters;

•	the absence of litigation;

•	compliance with laws and permits;

•	insurance;

•	related party transactions;

•	export approvals;

•	finders’ and brokers’ fees and expenses;

•	top customers and top channel partners;

•	privacy and data security;

•	opinions of financial advisors with respect to the fairness of the Offer Price;

•	the inapplicability of certain state takeover laws to the Merger Agreement and the Offer, the Merger and the other transactions contemplated thereby;

•	the absence of a rights agreement; and

•	information supplied.

In the Merger Agreement, we have made customary representations and warranties to Carbon Black with respect to, among other things:

•	corporate matters related to Purchaser and Parent, such as organization, standing, qualification to do business and corporate power;

•	Purchaser’s and Parent’s authority and authorization of the Merger Agreement and the Offer, the Merger and the other transactions contemplated thereby;

•	the absence of authorizations by governmental authorities required with respect to the Merger Agreement and the Offer, the Merger and the other transactions contemplated thereby;

•	non-contravention;

•	Purchaser’s capitalization and operations;

•	no ownership of Shares;

•	funding;

•	the absence of litigation;

•	the information supplied; and

•	stockholder, labor and employee matters.

None of the representations and warranties contained in the Merger Agreement will survive the Merger.

Conduct of the Business of Carbon Black

The Merger Agreement provides that, except with the prior written consent of Parent, as permitted pursuant to the Merger Agreement, as set forth in the Disclosure Letter or as required by applicable law, from and after the date of the Merger Agreement and until the earlier of the Effective Time and the termination of the Merger Agreement, (i) Carbon Black is required, and required to cause each of its subsidiaries, to, conduct its operations in all material respects in the Ordinary Course of Business and use, and cause each of its Subsidiaries to use, its commercially reasonable efforts to comply in all material respects with applicable Law, preserve intact its business organization and preserve its and their present relationships with customers, suppliers, Governmental Authorities, and other Persons with which it has business relations or regular relations, in each case consistent with past practice, and (ii) is not permitted, and will not permit any of its subsidiaries, to take any of the following actions (subject to the thresholds, materiality standards, carve-outs and exceptions specified in the Merger Agreement):

•	amend any of the organizational documents of Carbon Black or of a subsidiary of Carbon Black or restructure, reorganize, dissolve or liquidate Carbon Black or a subsidiary of Carbon Black;

•	make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned subsidiaries of Carbon Black;

•	adjust, split, combine or reclassify any of its capital stock;

•	redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

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grant any Person any right or option to acquire any shares of its capital stock (except grants of time-based RSUs, up to an aggregate of 400,000 RSUs, to new hire employees who are below vice president level in the Ordinary Course of Business and in-line with Carbon Black’s equity grant matrix in effect prior to August 1, 2019 which has previously been made available to Parent (the “New Hire Grants”)) or accelerate the vesting of any Options, RSUs or similar equity-based grants;

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issue, deliver or sell any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, subject to exceptions in the Merger Agreement;

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increase the compensation or benefits payable or to become payable to, or for the benefit of, any of its current or former directors, officers or employees and service providers (including paying any severance, change in control or other special bonus), other than the issuance of the Retention RSUs and the New Hire Grants and increases in the Ordinary Couse of Business for non-key employees in connection with certain;

•	establish, adopt, enter into, amend, renew or terminate any material employee benefit plan, agreement, policy, program or commitment (including any severance or retention agreement);

•	adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees;

•	take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, employees or other service providers;

•	terminate the employment of any of its senior directors and above or equivalent level employee in research and development or sales function, other than for cause;

•	hire any employee who is a vice president or above;

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acquire, whether by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any assets that are material, individually or in the aggregate, to Carbon Black and its subsidiaries, taken as whole;

•	pledge, encumber or grant liens on any of its assets;

•	make loans, capital contributions, advances to or investments in any natural person or entity or organization;

•	incur new indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness of another Person;

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enter into, amend, terminate or waive any material rights or obligations under any material contract of Carbon Black, or any of its subsidiaries, or enter into any contract that includes a change in control or similar provision;

•	make capital expenditures;

•	merge or consolidate with any entity or organization or adopt a plan of liquidation, dissolution or consolidation, restructuring or recapitalization;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of shares of its capital stock;

•	change its accounting methods, policies or procedures other than as required by United States generally accepted accounting principles;

•	waive, release, assign, settle or compromise any material legal action, arbitration or other civil or criminal proceeding;

•	cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect that is detrimental to Carbon Black, any insurance policy;

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make (outside the Ordinary Course of Business), change or revoke any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend, refile or otherwise revise any previously filed material tax returns, enter into any closing agreement, settle or compromise any income or other material tax claim or assessment, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes, or enter into any material tax sharing, allocation, indemnity or similar agreements or arrangements;

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(i) transfer or license to any person any rights to any Carbon Black Intellectual Property (other than in the Ordinary Course of Business), (ii) disclose, provide or license any Carbon Black software course code to any third party except (a) in connection with Open Source Licenses or (b) in the Ordinary Course of Business allowing existing licensees under Outbound Intellectual Property Contracts to become beneficiaries under Carbon Black’s Three-Party master Depositor Escrow Service Agreement with Iron Mountain Intellectual Property Management, Inc., so long as the applicable Outbound Intellectual Property Contract includes such a right for the licensee, (iii) other than in the Ordinary Course of Business, incorporate into, bundle, link with or otherwise use in connection with any Carbon Black product and open source materials or (iv) join, participate in, or establish new standards-setting organization, collaborative effort with a university or industry body or consortium or other multi-party special interest groups;

•	enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

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take any action or omit to take any action the result of which would reasonably be expected to materially impair or materially delay or impede the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; or

•	agree in writing to do any of the foregoing.

No Solicitation

Carbon Black is required to, and is required to cause each of its subsidiaries’ representatives to, immediately (i) cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its Subsidiaries) conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, (ii) terminate access by any Person (other than Parent and its Subsidiaries) to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, and (iii) request that each such Person promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives. Carbon Black shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which Carbon Black or any of its Subsidiaries is a party relating to any Takeover Proposal or any inquiry that constitutes or could reasonably be expected to lead to a Takeover Proposal and shall enforce the provisions of any such agreement, except that Carbon Black shall be permitted on a confidential basis to release or waive any standstill obligations solely to the extent necessary to permit the other party thereto to submit a Takeover Proposal Carbon Black’s Board on a confidential basis. Carbon Black is required to provide prompt (and in any event within 24 hours) written notice to Parent of each such release or waiver of any standstill obligations, including in such notice the identities of the parties thereto and circumstances relating thereto. From and after the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement, Carbon Black shall not, and Carbon Black shall cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information to, any Person in connection with a Takeover Proposal or any inquiries regarding or that could be reasonably expected to lead to a Takeover Proposal (other than to state that Carbon Black is not permitted to have discussions) or (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (or resolve to or publicly propose to do any of the foregoing).

For purposes of this Offer to Purchase and the Merger Agreement:

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“Acceptable Confidentiality Agreement” means a confidentiality agreement between Carbo Black and a Person making a Takeover Proposal that (i) is on terms not materially less favorable in the aggregate to Carbon Black than those contained in the Confidentiality Agreement (as defined below) (including any standstill agreement contained therein), and (ii) does not prevent Carbon Black or any of its Subsidiaries or any of Carbon Black’s or its Subsidiaries’ Representatives from complying with the terms of the Merger Agreement or restrict in any manner Carbon Black’s ability to consummate the Merger Transactions. Notwithstanding the foregoing, a Person who entered into a confidentiality agreement with Carbon Black relating to an Acquisition Proposal on or after August 1, 2019 and prior to the date of the Merger Agreement shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement, so long as such existing confidentiality agreement provides customary confidentiality and use restrictions and permits Carbon Black to comply in all (other than immaterial) respects with all of the terms of the Merger Agreement and to consummate the Merger Transactions.

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“Intervening Event” means any material event, fact, circumstance, development or occurrence that (i) was not known or reasonably foreseeable by the Carbon Black Board as of the date hereof, and (ii) does not relate to (x) the effect resulting from the public announcement or pendency of the Merger Agreement, (y) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (z) any change in the price or trading volume of the Shares or any other securities of Carbon Black (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

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“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited in, and did not otherwise result from a, violation of the Merger Agreement that the Carbon Black Board has determined in its good faith judgment (i) would be more favorable to Carbon Black’s stockholders from a financial point of view than the Merger Transactions and (ii) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; however for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

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“Takeover Proposal” means any proposal or offer relating, directly or indirectly, in a single transaction or series of related transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 15% or more of the capital stock of Carbon Black or any of its Subsidiaries or consolidated assets of Carbon Black and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 15% or more of the consolidated assets, revenues or gross profits of Carbon Black and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities representing 15% or more of the voting power of the capital stock of Carbon Black or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving Carbon Black or any Subsidiary of Carbon Black whose business constitutes 15% or more of the net revenues, net income or assets of Carbon Black and its Subsidiaries, taken as a whole, or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

Response to Takeover Proposals

Generally, notwithstanding any provision of the Merger Agreement to the contrary, at any time after the date of the Merger Agreement until the Acceptance Time, and following Carbon Black’s receipt of a written Takeover Proposal that did not arise out of any material breach of the “No Solicitation” provisions described immediately above, Carbon Black may:

•	contact the Person making such Takeover Proposal solely to clarify the terms of such Takeover Proposal; and

•

if the Carbon Black Board determines in good faith (a) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (1) and (2) below with respect to such Takeover Proposal would reasonably be expected to be inconsistent with Carbon Black’s Board’s fiduciary duties, then Carbon Black may, in response to such Takeover Proposal, (1) furnish access and information with respect to Carbon Black to the person who has made such Takeover Proposal and its representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided under this clause (1) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such person, and (2) participate in discussions and negotiations with such Person regarding such Takeover Proposal.

Carbon Black Board’s Recommendation; Adverse Recommendation Changes

Except as set forth in the Merger Agreement, neither the Carbon Black Board nor any committee thereof shall (i) withdraw, qualify, modify or amend, or agree to or publicly propose to withdraw, qualify, modify or amend, the Carbon Black Board Recommendation in any manner adverse to Parent or (ii) approve, endorse or recommend, or declare advisable or publicly propose to approve, endorse, recommend or declare advisable, a Takeover Proposal (any action described in clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) approve, recommend or allow Carbon Black to enter into any letter of intent, agreement in principle or Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).

Notwithstanding anything to the contrary in the Merger Agreement, the Carbon Black Board may, at any time before the Offer Acceptance Time, in response to a Superior Proposal received by the Carbon Black Board after the date of the Merger Agreement, make an Adverse Recommendation Change and terminate the Merger Agreement to simultaneously enter into a definitive Acquisition Agreement, but only if:

•	neither Carbon Black not any of its Subsidiaries or any of their respective Representatives has materially breached any relevant provisions of the Merger Agreement;

•

the Carbon Black Board has determined in good faith, after consultation with outside legal and financial advisors, that failure to do so would reasonably be expected to be inconsistent with the Carbon Black Board’s fiduciary obligations to Carbon Black’s stockholders under applicable Law;

•

Carbon Black has first provided at least four business days’ prior written notice to Parent that Carbon Black is prepared to make an Adverse Recommendation Change and terminate the Merger Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice must include a copy of the written definitive agreements (including all exhibits and schedules and ancillary agreements) providing for the transaction that constitutes such Superior Proposal;

•	during such four business day period, Carbon Black has negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the Merger Agreement and this Offer so that such Superior Proposal ceases to constitute a Superior Proposal; and

•

following the end of such four business day period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal will require an additional notice to Parent and a new two business day period), and after considering such negotiations and any adjustments in the terms and conditions of the Merger Agreement or the Offer that have been agreed to in writing by Parent, the Carbon Black Board has determined in good faith that, after consultation with its financial advisor, such Superior Proposal continues to constitute a Superior Proposal.

Additionally, and notwithstanding the foregoing or any other provisions of the Merger Agreement to the contrary, the Carbon Black Board may, at any time before the Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event, but only if:

•

the Carbon Black Board has determined in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the Carbon Black Board’s fiduciary obligations to Carbon Black’s stockholders under the applicable Law;

•

Carbon Black has first provided at least four business days’ prior written notice to Parent that Carbon Black is prepared to make an Adverse Recommendation Change in response to such Intervening Event, which notice must specify in reasonable detail the Intervening that renders an Adverse Recommendation Change necessary;

•

during such four business day period, Carbon Black has negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the Merger Agreement of this Offer so that the failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the Carbon Black Board’s fiduciary obligations to Carbon Black’s stockholders under applicable Law; and

•

following the end of such four business day period (it being understood and agreed that any material change to the conditions constituting such Intervening Event shall require an additional notice to Parent and a new two business day period), and after considering such negotiations and any adjustments in the terms and conditions of the Merger Agreement and this Offer that have been agreed to in writing by Parent, the Carbon Black Board has determined that, after consultation with its outside legal counsel, the failure to make such Adverse Recommendation Change continues to reasonably be expected to be inconsistent with the Carbon Black Board’s fiduciary obligations to Carbon Black’s stockholders under applicable law.

The Merger Agreement does not prohibit Carbon Black, the Carbon Black Board or any committee or subcommittee thereof from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by section 14d-9(f) under the Exchange Act) being deemed to be an Adverse Recommendation Change unless in such disclosure the Carbon Black Board expressly reaffirms the Carbon Black Board Recommendation), or from making any disclosure to the stockholders of Carbon Black if the Carbon Black Board has determined, in good faith after consultation with outside legal advisors, failure to make would reasonably be expected to be inconsistent with its fiduciary obligations to Carbon Black’s stockholders under applicable Law, so long as such disclosure is not an Adverse Recommendation Change. Further, the Merger Agreement expressly provides that in no event will the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable laws, rules or regulations), without more, constitute an Adverse Recommendation Change.

Employee Matters

In the Merger Agreement, Carbon Black has agreed that prior to the Effective Time, other than as otherwise agreed, Carbon Black shall terminate the employment or consulting services of each individual who (i) Parent informs Carbon Black has not accepted an offer of employment from Parent as of the Effective Time, or (ii) is mutually agreed by Parent and Carbon Black, and shall therefore be a Non-Continuing Employee, effective as of no later than immediately prior to the Effective Time.

Additionally, Carbon Black has agreed that unless requested by Parent not to take such action at least three business days prior to the date on which Carbon Black becomes an ERISA Affiliate of Parent, the Carbon Black Board shall adopt a resolution terminating the Carbon Black 401(k) Plan (and any other plan maintained by Carbon Black or any member of the “controlled group” that is intended to be qualified under Code Section 401(a) and includes a cash or deferred arrangement intended to qualify under Code Section 401(k)) prior to the date on which Carbon Black becomes an ERISA Affiliate of Parent (but not earlier than ten business days prior to such date) and shall provide evidence of such termination acceptable to Parent prior to the closing of the Merger, except that any such amendment, suspension or termination of the Carbon Black 401(k) Plan shall not impact the benefits for Continuing Employees required to be provided pursuant to the Merger Agreement. Parent shall allow eligible rollover contributions to the Parent 401(k) Plan of account balances (in cash) under the Carbon Black 401(k) Plan. Immediately prior to the termination of the Carbon Black 401(k) Plan, Carbon Black will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of each such plan; (ii) for elective deferrals made pursuant to each such plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination.

From and after the Effective Time, Parent, in its sole discretion, shall either continue (or cause the Surviving Corporation to continue) the Employee Benefit Plans of Carbon Black on substantially the same terms as in effect immediately prior to the Effective Time or discontinue the Employee Benefit Plans and permit all Continuing Employees to participate in the benefit programs of Parent to the same extent as similarly situated employees of Parent or its Subsidiaries. From and after the Effective Time, with respect to any benefit plan maintained by Parent or its Subsidiaries that is not an Employee Benefit Plan and in which Continuing Employees are eligible to participate:

•	Continuing Employees shall be given credit for service with Carbon Black or its Subsidiaries with respect to paid time-off and severance as applicable;

•

With respect to any Continuing Employee who moves to any U.S. group health plans of Parent or its Subsidiaries on a date other than the first day of the plan year, Parent shall cause any pre-existing conditions and eligibility waiting periods under any such plan to be waived with respect to the Continuing Employees and their eligible dependents;

•

If applicable, unused vacation days accrued by exempt U.S. Continuing Employees through the Closing Date will be cashed-out by Carbon Black in connection with the closing of the Merger, and such Continuing Employees will be subject to Parent’s non-accrued vacation policy applicable to all exempt U.S. employees; and

•

Unused vacation days, if any, accrued by all other Continuing Employees under the plans and policies of Carbon Black and its Subsidiaries will carry over to Parent or the Surviving Corporation to the extent administratively practicable or legally required, and each such Continuing Employee shall be paid by Parent in cash for any accrued and unused vacation days that Parent determines are not administratively practicable or legally required to carry over.

Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (the “Continuation Period”), be provided with an annual rate of base salary or base wage and an annual target cash bonus opportunity or commission plan that is in the aggregate no less favorable than the annual rate of base salary or base wage and the annual target cash bonus opportunity or commission plan, as applicable, provided to such Continuing Employee by Carbon Black or any of its Subsidiaries immediately prior to the Effective Time; provided that such rate of base salary or base wage shall not be decreased during the Continuation Period. Parent further agrees, and shall cause the Surviving

Corporation, to honor and abide by the terms of any severance and change in control plans, agreements and arrangements for the benefit of the Continuing Employees that are in effect and have been listed in the Company Disclosure Schedule, unless otherwise agreed to between the applicable Continuing Employee and Parent.

Parent agrees, and shall cause the Surviving Corporation, to determine the amount of Carbon Black’s 2019 fiscal year annual bonuses (the “2019 Bonuses”) based on actual performance and the level of achievement of the applicable performance targets in accordance with the terms of the applicable Employee Benefit Plan and otherwise in the Ordinary Course of Business consistent with past practice, provided that the 2019 Bonuses shall be pro-rated based on a performance period commencing on January 1, 2019 and ending on the Closing Date. Parent agrees, and shall cause the Surviving Corporation, to pay the 2019 Bonuses at any time following the Effective Time but on or prior to the next payroll on or after January 31, 2020, subject to the Continuing Employee’s continued employment through such date. Following the Effective Time, Continuing Employees shall (i) participate in Parent’s bonus plans and programs and earn pro-rated bonus payments for the period commencing on the Closing Date and ending on January 31, 2020 and (ii) beginning February 1, 2020, participate in Parent’s bonus plans and programs to the same extent as similarly situated employees of Parent or its Subsidiaries.

Nothing in section 5.4 (Employee Matters) of the Merger Agreement, whether express or implied, shall confer upon any current or former employee of Carbon Black, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever.

Indemnification, Exculpation and Insurance

Pursuant to the Merger Agreement, Parent and Purchaser agree that all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of Carbon Black as provided in Carbon Black’s organizational documents or in indemnification agreements with the directors and officers of Carbon Black in the form attached to Carbon Black’s most recent annual report on Form 10-K for acts or omissions occurring prior to the Effective Time, including in respect of the Merger Transactions, must be assumed and performed by the Surviving Corporation and will continue in full force and effect until the later of six years after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against directors or officers of Carbon Black arising out of such acts or omissions, except as otherwise required by applicable Law.

At or prior to the Effective Time, Carbon Black shall purchase six-year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Carbon Black with respect to matters arising at or prior to the Effective Time, except that Carbon Black may not commit or spend on such “tail” policies annual premiums in excess of 250% of the annual premiums paid by Carbon Black in its last full fiscal year prior to the date hereof for Carbon Black’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 250% of the Base Amount, then Carbon Black shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of the Base Amount. Carbon Black shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policies, including with respect to the selection of the broker, available policy price and coverage options. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for their full term and to honor the obligations in the Merger Agreement.

In the event that Parent, the Surviving Corporation or any of its successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in the Merger Agreement.

Carbon Black’s Financing

The Merger Agreement provides that, prior to the Closing Date, upon Parent’s request, Carbon Black shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, prior to or at, and conditioned upon, the occurrence of the closing of the Merger, deliver all notices and take all other actions required to, at Parent’s option: (a) facilitate the termination of the commitments under the Credit Agreement (as the same may be amended, modified, supplemented, restated or amended and restated from time to time and in effect immediately prior to the closing of the Merger, the “Subject Indebtedness”) and repay or satisfy in full all obligations then outstanding in accordance with the terms of, and, in connection therewith, deliver to Parent, customary payoff letters reflecting such terminations and repayments (each a “Payoff Letter”), and, upon the occurrence of the payoff in accordance with the terms of each such Payoff Letter, deliver all notices and take all other actions required to release all of the Liens in connection therewith, or (b) obtain the waiver or consent of the parties to the Subject Indebtedness necessary to authorize the waiver or consent to the Merger Transactions in respect of the Subject Indebtedness (the “Lender Consent”), such Lender Consent to be in a form reasonably satisfactory to Parent.

Efforts to Close the Transaction

In the Merger Agreement, each of Carbon Black, Purchaser and Parent has agreed to, and has agreed to cause its affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable in accordance with applicable law to ensure the Offer Conditions and the conditions to complete the Merger are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including using reasonable best efforts to:

•

obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any court, governmental authority, self-regulatory organization or other third party necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Merger Agreement;

•

make any submissions necessary, proper or advisable in connection with the transactions contemplated by the Merger Agreement under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the HSR Act, the DGCL, the Nasdaq and NYSE rules and regulations and any other applicable laws, rules or regulations; and

•

take or cause to be taken all other actions necessary, proper or advisable consistent with the terms of the Merger Agreement to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws, rules and regulations.

Other Covenants

The Merger Agreement contains other customary covenants, including, among others, covenants relating to public announcements, access and confidentiality.

Termination of the Merger Agreement

Termination Rights. The Merger Agreement may be terminated at any time before the Acceptance Time:

•

by mutual written consent of Parent (and for all purposes under the applicable section of the Merger Agreement, any termination by Parent also being an effective termination by Purchaser) and Carbon Black;

•

by Parent or Carbon Black, if the Acceptance Time has not occurred by the Outside Date, except that Carbon Black or Parent may extend the Outside Date from time to time in increments of 15 days to a date no later than February 20, 2020 if the condition set forth in section (b) of annex I of the Merger Agreement (if the injunction or other Order relates to antitrust laws) or section (c) of annex I of the

Merger Agreement (including as a result of a Government Shutdown) shall not have been satisfied or waived by the Outside Date and provided that the right to terminate the Merger Agreement shall not be available to any party if the failure of such party to perform any of its covenants or agreements under the Merger Agreement has been a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date;

•

by Parent or Carbon Black, if any law, rule or regulation or any judgment or other order issued by any court, governmental authority or self-regulatory organization enjoining or otherwise prohibiting consummation of the Offer or the Merger is in effect and has become final and nonappealable, except that this right to terminate shall not be available to any party whose breach of any representation, warranty covenant or agreement set forth in the Merger Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

•

by Parent or Carbon Black, if the Offer (as it may have been extended pursuant to the Merger Agreement) shall have (x) expired at any time when one or more Offer conditions has not been satisfied or waived or (y) been terminated or withdrawn prior to the Offer Acceptance Time (to the extent permitted under the terms of the Merger Agreement), in either case, without the acceptance for payment by Purchaser of the Shares pursuant to the Offer, except that the right to terminate the Merger Agreement shall not be available to a party if that party’s failure to perform any of its covenants or agreements under the Merger Agreement has been a principal cause of the non-satisfaction of such Offer conditions or the termination or withdrawal of the Offer;

•

by Parent before the Acceptance Time, if Carbon Black breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the Merger Agreement, and which breach or failure would give rise to the failure of certain Offer Conditions and which by its nature cannot be cured or has not been cured by Carbon Black by the earlier of the Outside Date and the date that is 15 days after Carbon Black receipt of written notice of such breach or failure from Parent (but only so long as neither Purchaser nor Parent are then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants or agreements contained in the Merger Agreement in a manner that would allow Carbon Black to terminate the Merger Agreement);

•

by Parent before the Acceptance Time, if the Carbon Black Board or any committee thereof shall have effected an Adverse Recommendation Change (except that, any written notice pursuant to the Merger Agreement, of Carbon Black’s intention to make an Adverse Recommendation Change in advance of making an Adverse Recommendation Change shall not result in Parent having any termination rights unless such written notice otherwise constitutes an Adverse Recommendation Change) or (ii) if Carbon Black or any of its Subsidiaries or any of Carbon Black’s or any of its Subsidiaries’ Representatives shall have breached in any material respect any of the obligations under section 5.3 (no solicitation) of the Merger Agreement;

•

By Parent if any Takeover Proposal has been made public and Carbon Black fails to reaffirm the Carbon Black Board Recommendation upon the written request of Parent within five Business Days after receipt of such request (provided that Parent may make such request only once with respect to any Takeover Proposal unless such Takeover Proposal is subsequently modified in which case Parent may make such request once each time such modification is made);

•

By Parent if prior to the filing by Carbon Black of the Schedule 14D-9 in accordance with the Merger Agreement, upon at least one Business Day’s prior written notice to Carbon Black, if Carbon Black fails to prepare and file the Schedule 14D-9 in accordance with the Merger Agreement, except that this right to terminate the Merger Agreement shall not be available to Parent if Parent is in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that has been the proximate cause of, or resulted in, Carbon Black’s failure to prepare or file the Schedule 14D-9 in accordance with the terms of the Merger Agreement;

•

by Carbon Black before the Acceptance Time, in order to enter into a definitive Acquisition Agreement pursuant to and in accordance with the terms of the Merger Agreement, so long as prior to or concurrently with such termination Carbon Black pays the Termination Fee (as defined below);

•

by Carbon Black before the Acceptance Time, if Purchaser or Parent breaches any of their respective representations or warranties or fails to perform any of their respective covenants or agreements contained in the Merger Agreement, and which breach or failure would, individually or when aggregated with any other such breaches or failures, reasonably be expected to materially delay, interfere with, hinder or impair the consummation by Purchaser or Parent of any of the transactions contemplated by the Merger Agreement on a timely basis or the compliance by Purchaser or Parent with their respective obligations under the Merger Agreement and which by its nature cannot be cured or has not been cured by Purchaser or Parent, as applicable, by the earlier of the Outside Date and the date that is 15 days after Parent’s receipt of written notice of such breach or failure from Carbon Black (but only so long as Carbon Black is not then in material breach of its representations or warranties or then materially failing to perform its covenants or agreements contained in the Merger Agreement); and

•

By Carbon Black (i) prior to commencement of the Offer, upon at least on Business Day’s prior written notice to Parent, if Purchaser fails to commence the Offer in accordance with the Merger Agreement on or prior to the 10th business day following the date hereof (subject to the provisions of the Merger Agreement), or (ii) prior to the consummation of the Offer (as defined in section 251(h)(6) of the DGCL), upon at lease on Business Day’s prior written notice to Parent, if Purchaser fails to consummate the offer when required to do so in accordance with the terms of the Merger Agreement, except, that the right to terminate the Merger Agreement shall not be available to Carbon Black if Caron Black is in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that has been the proximate cause of, or resulted in, Purchaser’s failure to commence the Offer in accordance with the terms of the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect, without any liability or obligation on the part of Purchaser, Parent, Carbon Black or their respective directors, officers and affiliates, except for certain designated provisions of the Merger Agreement that survive such termination. No such termination will relieve any party from liability resulting from any liability of fraud or a willful and material breach of the Merger Agreement.

Termination Fee. Carbon Black is required to pay, or cause to be paid, to parent a termination fee of $70 million (the “Termination Fee”) if:

•

Carbon Black terminates the Merger Agreement in order to enter into an Acquisition Agreement, in which case payment of the Termination Fee must be made concurrently with (as a condition to) termination of the Merger Agreement;

•

Parent terminates the Merger Agreement following an Adverse Recommendation Change, if the Takeover Proposal has been made public and Carbon Black fails to reaffirm the Carbon Black Board Recommendation upon the written request of Parent or by Carbon Black if the Acceptance Time has not occurred by the Outside Date or if the Offer has expired at any time when one more Offer conditions has not been satisfied or waived or been terminated or withdrawn prior to the Acceptance Time, in which case payment of the Termination Fee must be made within two business days following termination of the Merger Agreement; and

•

if (i) following the date of the Merger Agreement and prior to the time of termination of the Merger Agreement, a Takeover Proposal is publicly announced or has been made or known by the Carbon Black Board or Carbon Black management (and such Takeover Proposal shall not have been withdrawn (publicly if such Takeover Proposal shall have been made or otherwise disclosed publicly) prior to the time of the termination of the Merger Agreement), (ii) thereafter the Merger Agreement is terminated (1) by Carbon Black or Parent because the Acceptance Time has not occurred by the Outside Date or if the Offer has expired at any time when one more Offer conditions has not been satisfied or waived or been terminated or withdrawn prior to the Acceptance Time (and the conditions set forth in section (b) of annex I to the Merger Agreement (if the injunction or other Order relates to antitrust laws) and section (c) of annex I to the Merger Agreement are satisfied), or (2) by Parent if Carbon Black breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the Merger Agreement, and (iii) within 12 months following the date of such termination, Carbon Black enters into a contract with respect to or recommends any Takeover Proposal or any transaction specified in the definition of Takeover Proposal (provided that references to “15%” in the definition of Takeover Proposal are deemed to be references to “50%” for purposes of this clause (iii)) is consummated, in each case whether or not involving the same Takeover Proposal or the person making the Takeover Proposal referred to in clause (i), in which case payment of the Termination Fee must be made within two business days following the earlier of the date on which Carbon Black enters into such contract, makes such recommendation, or consummates such transaction.

Specific Performance

The parties have agreed that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. Accordingly, the parties have agreed that, subject to certain requirements and limitations as set forth in the Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, and in addition to any other remedy at law or in equity.

Fees and Expenses

Except as explicitly provided otherwise in the Merger Agreement, all fees and expenses incurred by any party or on its behalf in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other antitrust laws, and Carbon Black shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws in connection with the Merger or the other Merger Transactions.

Amendment

Subject to compliance with applicable law, the Merger Agreement may be amended or supplemented by written agreement of Purchaser, Parent and Carbon Black at any time prior to the Effective Time, except that following the Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration from the Offer Price.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Confidentiality Agreement

On July 23, 2019, Carbon Black and Parent entered into a confidentiality/nondisclosure agreement (the “Confidentiality Agreement”) in connection with a possible negotiated transaction involving Carbon Black.

Under the terms of the Confidentiality Agreement, Carbon Black and Parent agreed that each of Carbon Black and Parent would keep confidential all information furnished to one another pursuant to the Confidentiality Agreement for a period of three years, subject to certain exceptions, to use this information solely in connection with a possible transaction between the parties and to not make any public announcement regarding the Confidentiality Agreement or possible transaction, except as required by law.

Parent has agreed that for a period of twelve months from the signing of the Confidentiality Agreement, no Parent employee who comes into contact with those Carbon Black employees who first came into contact with Parent as part of Parent’s investigation of the possible transaction (“Carbon Black Named Employees”), will solicit for employment or employ or cause to leave the employ of Carbon Black or any of its subsidiaries any (i) executive officer of Carbon Black or (ii) Carbon Black Named Employees. This provision does not prevent Parent’s general solicitations for employees such as advertisements, the internet or recruiting firms.

Under the Confidentiality Agreement, Parent, on behalf of itself and its affiliates and representatives, also agreed to certain “standstill” provisions for the benefit of Carbon Black that expire twelve months from the date of the Confidentiality Agreement, including restrictions that prohibit such parties from on its behalf or at its discretion, directly or indirectly, (i) proposing any merger, consolidation, business combination, tender or exchange offer, (ii) purchasing of Carbon Black’s assets or businesses or any recapitalization, liquidation or extraordinary transaction with respect to Carbon Black, (iii) acquiring beneficial ownership of any securities of Carbon Black, (iv) proposing or seeking any solicitation of proxies or consents to vote any securities of Carbon Black, (v) nominating any person as a director of Carbon Black or proposing any matter to be vote upon by Carbon Black stockholders; (vi) forming, joining or in any way participating in a third party group (as used in the rules of the SEC), (vii) requesting that Carbon Black amend or waive the foregoing; or (viii) taking any action that would reasonably be expected to require Carbon Black to make a public announcement regarding a potential business combination, in each case subject to exceptions detailed in the Confidentiality Agreement.

This summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.

Support Agreements

On August 22, 2019, we entered into Support Agreements (the “Support Agreements”) with certain Carbon Black stockholders (the “Supporting Stockholders”), pursuant to which the Supporting Stockholders have agreed, among other things, to tender all of their Shares in the Offer and take certain other actions in furtherance of the Merger. The Shares subject to the Support Agreements represent, in the aggregate, approximately 19.97% of the outstanding Shares as of August 22, 2019.

This summary and description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, the form of which is filed as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference.

Exclusivity Agreement

On August 12, 2019, Carbon Black and Parent entered into an exclusivity agreement (the “Exclusivity Agreement”) whereby, in connection with discussions regarding a possible transaction between Carbon Black and Parent and the requirement to expend a substantial amount of time, effort and resources in connection with their consideration of such transaction, Carbon Black and Parent agreed that, from August 12, 2019 until the earliest to occur of (i) the execution of an acquisition agreement between Carbon Black and Parent, (ii) 11:59 pm New York time on August 22, 2019, and (iii) the time at which Parent reduced, or proposed a reduction in, the Offer Price, Carbon Black and its representatives would not solicit, initiate, continue, entertain, knowingly encourage, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any non-public information to, any third party (other than Parent) regarding any Acquisition Transaction (as defined in the Exclusivity Agreement).

This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and incorporated herein by reference.

12.	Purpose of the Offer; Plans for Carbon Black.

Purpose of the Offer

We are making the Offer because we want to acquire the entire equity interest in Carbon Black. The Offer, as the first step in the acquisition of Carbon Black, is intended to facilitate the acquisition of all outstanding Shares.

Purchaser intends to consummate the Merger as soon as practicable following the consummation of the Offer. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Carbon Black. Following the Effective Time, the separate corporate existence of Purchaser will cease and Carbon Black will continue as the Surviving Corporation and a wholly owned subsidiary of Parent.

All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in Carbon Black or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Carbon Black. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of Carbon Black.

Stockholder Approval

If the Offer is consummated and as a result Purchaser and its affiliates own Shares that represent a majority of the outstanding Shares, Carbon Black does not anticipate seeking the approval of Carbon Black’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public corporation, the acquirer holds at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement for a merger involving the target corporation, and the other stockholders receive the same amount and kind of consideration for their stock in the merger as was payable in the tender offer, the acquirer may effect a merger involving the target corporation without a vote of the stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable following the consummation of the Offer and the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied upon completion of the Merger), and in any event no later than the third business day following such satisfaction or waiver of such conditions, without a vote of the stockholders of Carbon Black in accordance with Section 251(h) of the DGCL.

Plans for Carbon Black

If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Carbon Black and the Carbon Black Board shortly thereafter.

Pursuant to the Merger Agreement, from and after the Effective Time, the directors and officers of Purchaser immediately before the Effective Time will be the directors of the Surviving Corporation. At the

Effective Time, the certificate of incorporation of Carbon Black will be will be amended such that the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation.

As soon as reasonably practicable following the consummation of the Merger, Parent intends to cause Carbon Black to delist the Shares from Nasdaq and to terminate the registration of the Shares under the Exchange Act.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—“Purpose of the Offer; Plans for Carbon Black,” Section 13—“Certain Effects of the Offer” and Section 14—“Dividends and Distributions,” and except for the transactions contemplated by the Merger Agreement, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Carbon Black or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Carbon Black or any of its subsidiaries, (iii) any material change in Carbon Black’s present dividend rate or policy, or indebtedness or capitalization, (iv) any change to the Carbon Black Board or the management of Carbon Black, (v) any other material change in Carbon Black’s corporate structure or business, (vi) any class of equity securities of Carbon Black being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association or (vii) any class of equity securities of Carbon Black becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

To the best knowledge of Purchaser and Parent, except for certain pre-existing agreements described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement, understanding or relationship between any executive officer or director of Carbon Black, on the one hand, and Purchaser, Parent or Carbon Black, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Carbon Black entering into any such agreement, arrangement or understanding.

13.	Certain Effects of the Offer.

Market for the Shares

If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.

Nasdaq Listing

If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder of Carbon Black will be Parent. As soon as reasonably practicable following the consummation of the Merger, Parent intends to cause Carbon Black to delist the Shares from Nasdaq.

Exchange Act Registration

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Carbon Black to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Carbon Black to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Carbon Black, such as the short-

swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings, the requirement to furnish annual, quarterly and current reports to stockholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of Carbon Black and persons holding “restricted securities” of Carbon Black to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated.

Parent intends to cause Carbon Black to terminate the registration of the Shares under the Exchange Act as soon as reasonably practicable following the consummation of the Merger.

Margin Regulations

The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11—“The Merger Agreement; Other Agreements,” the Merger Agreement provides that, from and after the date of the Merger Agreement and until the earlier of the Effective Time and the termination of the Merger Agreement, except with the prior written consent of Parent, as expressly contemplated or permitted pursuant to the Merger Agreement, as set forth in the Disclosure Letter (as defined below) or as required by applicable law, Carbon Black will not make, declare or pay any dividend or distribution on any shares of its capital stock, including the Shares (other than dividends and distributions by wholly owned subsidiaries of Carbon Black).

15.	Conditions of the Offer.

The Offer is not subject to any financing condition. Notwithstanding any other provision of the Merger Agreement or the Offer and subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), Purchaser is not required to, and Parent is not required to cause Purchaser to, accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer and may terminate or amend the Offer in accordance with the terms of the Merger Agreement, if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

•	the Minimum Condition has not been satisfied;

•

any law, rule or regulation or any judgment or other order issued by any court, governmental authority or self-regulatory organization enjoining or otherwise prohibiting consummation of the Offer or the Merger is in effect;

•	the Regulatory Conditions have not been satisfied;

•

(i) the representations and warranties of Carbon Black relating to the absence of certain changes or events are not true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time; (ii) the representations and warranties of Carbon Black relating to certain capitalization matters are not true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than inaccuracies that are de minimis in amount; (iii) the representations and warranties of Carbon Black relating to certain corporate matters, such as organization, standing and corporate power; Carbon Black’s authority and authorization of the Merger Agreement and the transactions contemplated thereby; certain recommendations of the Carbon Black Board; the enforceability of the Merger Agreement; finders’ and brokers’ fees and expenses; and the inapplicability of certain state takeover laws to the Merger Agreement and the transactions contemplated thereby, are not true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the other representations and warranties of Carbon Black set forth in the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Representations Condition”);

•

Carbon Black has not complied with or performed in all material respects the obligations required to be complied with or performed by it prior to the Expiration Time under the Merger Agreement and such failure to comply or perform has not been cured by the Expiration Time (the “Obligations Condition”);

•

since the date of the Merger Agreement, there has been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “Material Adverse Effect Condition”);

•	the Merger Agreement has been terminated in accordance with its terms; or

•

Parent has not received a certificate signed on behalf of Carbon Black by an executive officer of Carbon Black, certifying that none of the Representations Condition, the Obligations Condition or the Material Adverse Effect Condition is continuing as of the Expiration Time.

For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received by the depositary prior to the Expiration Time are excluded.

The conditions described above are in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the Offer in accordance with the terms of the Merger Agreement.

The conditions described above are for the sole benefit of Parent and Purchaser and, other than the Minimum Condition, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this agreement and to the extent permitted by applicable Law. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer.

Except as described in this Section 16, based on its examination of publicly available information filed by Carbon Black with the SEC and other publicly available information concerning Carbon Black, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Carbon Black’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. If any such approval or other action is required, Purchaser currently contemplates that, except as described below under “State Takeover Laws,” such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Carbon Black’s business, or certain parts of Carbon Black’s business might not need to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Conditions of the Offer.”

State Takeover Laws

Carbon Black is incorporated under the laws of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction pursuant to which such person becomes an “interested stockholder” is approved by the board of directors of such corporation before such person became an “interested stockholder.”

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma Control Shares Act was unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Carbon Black, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and we have not attempted to comply with any such laws. If any person seeks to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—“Conditions of the Offer.”

Antitrust Compliance

Parent, as the parent entity of Purchaser, and Carbon Black filed as of the date of the Offer to Purchase:

•

Premerger Notification and Report Forms with the FTC and the DOJ Antitrust Division (the “United States Antitrust Authorities”) relating to Parent’s proposed acquisition of Carbon Black on August 29, 2019. Consequently, the required waiting period with the United States Antitrust Authorities with respect to the Offer will expire at 11:59 pm., Eastern Time, on September 13, 2019, unless early termination of the waiting period is granted or the waiting period is extended.

•

Merger Filing with the German Federal Cartel Office (Bundeskartellamt) relating to Parent’s proposed acquisition of Carbon Black on September 6, 2019. Consequently, the required waiting period with the Bundeskartellamt with respect to the Offer will expire at midnight., Central European Time, on October 7, 2019, unless earlier terminated or extended.

•

Merger Filing with the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) relating to Parent’s proposed acquisition of Carbon Black on September 6, 2019. Consequently, the required waiting period with the Bundeswettbewerbsbehörde with respect to the Offer will expire at midnight, Central European Time, on October 4, 2019, unless earlier terminated or extended.

United States Antitrust Laws. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated only after the expiration of a 15-day waiting period following the filing by Parent of its Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the DOJ Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the DOJ Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the 10th calendar day after the date of substantial compliance by Parent. Complying with a request for additional information or documentary material may take a significant amount of time.

At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, the DOJ Antitrust Division or the FTC could take such action under the U.S. federal antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Carbon Black or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result thereof will be.

Foreign Antitrust Laws. Parent and its subsidiaries conduct business in a number of countries outside of the United States in which Carbon Black’s products and services are currently sold. Based on our review of the information currently available about the businesses in which Carbon Black and its subsidiaries are engaged, pre-merger notification filings are required to be made under the antitrust and competition laws of the Federal Republic of Germany and the Republic of Austria. Under the laws of Germany and Austria, the acquisition of Shares pursuant to the Offer may be consummated only if the acquisition is approved by the relevant governmental authorities of such countries, either by written approval or by the expiration of an applicable waiting period commenced by making the appropriate filings with such governmental authorities. Parent believes that the required pre-merger notification filings have been made, although we cannot be certain that the necessary approvals or exemption will be granted, and if such approvals or exemption are granted, we cannot be certain as to the date of those approvals or exemption. Transactions such as our acquisition of Shares pursuant to the Offer are frequently scrutinized by foreign antitrust authorities. Therefore, there can be no assurance that a challenge to the Offer under foreign antirust or competition grounds will not be made or, if such a challenge is made, the result thereof.

Antitrust in Germany. Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Shares pursuant to the Offer may be consummated only if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Parent of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation. If the FCO initiates an in-depth investigation, the acquisition of Shares under the Offer may be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated.

Antitrust in Austria. Under the provisions of the Austrian Cartel Act 2005 (Kartellgesetz 2005—“KartG”), the acquisition of Shares pursuant to the Offer may be consummated if the Official Parties (Amtsparteien) within the meaning of the KartG have either waived their right to request an in-depth examination of the transaction, or they have not requested an in-depth examination of the transaction within the four-week waiting period from the filing of a complete notification and informed Parent accordingly. In case such an in-depth examination has been requested, the acquisition of Shares pursuant to the Offer may be consummated if the Cartel Court has either dismissed the request or declared that the concentration will not be prohibited, or the Cartel Court has discontinued the examination proceedings.

Dissenters’ Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If, however, the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders whose Shares are not accepted for purchase pursuant to the Offer and who have properly demanded appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, you comply with the applicable legal requirements under the DGCL and you neither waive, withdraw nor otherwise lose your rights to appraisal under the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price Purchaser is offering to pay you in the Offer and the Merger, and the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, when a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or preserve his, her or its right to do so should carefully review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, because failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under the DGCL.

Because of the complexity of the procedures for exercising appraisal rights, any stockholder wishing to exercise appraisal rights or to preserve the right to do so is urged to consult legal counsel.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•

within the later of the consummation of the Offer (which will occur at the time at which Purchaser irrevocably accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer) and 20 days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is on or about September 6, 2019), demand in writing the appraisal of such stockholder’s Shares, which demand must be sent to Carbon Black at the address indicated in the Schedule 14D-9 and reasonably inform Carbon Black of the identity of the stockholder and that the stockholder is demanding the appraisal of such stockholder’s Shares;

•	not tender (or, if tendered, not fail to withdraw prior to the Expiration Time) such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of the stockholders of Carbon Black to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender (and do not properly withdraw prior to the Expiration Time) your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares; instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.	Fees and Expenses.

We have retained the Depositary, the Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary, the Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer material to their customers.

18.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. Purchaser may, however, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of the Schedule TO and any amendments thereto (including exhibits), and any other filings we make with the SEC with respect to the Offer or the Merger, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 “Certain Information Concerning Purchaser and Parent.”

No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Parent, Carbon Black or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SCHEDULE I

INFORMATION RELATING TO PURCHASER AND PARENT

Purchaser

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Purchaser. Unless otherwise indicated, the current business address of each person is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, CA 94304.

Name	Citizenship	Present Position(s) with Purchaser	Present Principal Occupation and Employment History
			Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
Craig Norris	U.S.A.	President, Secretary and Director of Purchaser (2019—Present)	Vice President, Deputy General Counsel and Assistant Secretary of VMware, Inc. (2010—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

Parent

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, CA 94304.

Present Principal Occupation and Employment History
Name	Citizenship	Present Position(s) with Parent	Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
Patrick Gelsinger	U.S.A.	Chief Executive Officer	Chief Executive Officer and Director of Parent (2012—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

Zane Rowe	U.S.A.	Chief Financial Officer and Executive Vice President	Chief Financial Officer and Executive Vice President of Parent (2016—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Director of Pivotal Software, Inc. (2016—Present)	875 Howard Street, 5th Floor, San Francisco, CA 94103	Software and services company.

			Director of Sabre Corporation (2016—Present)	3150 Sabre Drive, Southlake, TX 76092	Travel technology company

			Executive Vice President and Chief Financial Officer of EMC Corporation (2014—2016)	One Dell Way, Round Rock, TX, 78682	Provider of IT storage hardware solutions.

			Vice President of North American Sales of Apple, Inc. (2012—2014)	One Apple Park Way, Cupertino, CA, 95104	Technology company.

Present Principal Occupation and Employment History
Name	Citizenship	Present Position(s) with Parent	Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
Maurizio Carli	Italy	Executive Vice President, Worldwide Sales and Services	Executive Vice
President, Worldwide
Sales and Services of
Parent (2017—Present);
Executive Vice
President, Worldwide
Sales (2016—2017);
Corporate Senior Vice
President and General
Manager, Americas
(2015—2016); Senior
Vice President and
General Manager,
			EMEA (2008—2015)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

Amy Fliegelman Olli	U.S.A.	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel and Secretary of the Parent (2017—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Senior Vice President and General Counsel of Avaya, Inc. (2014—2017)	4655 Great American Parkway, Santa Clara CA, 95054	Provider of contact center, unified communications and networking products and services.

			General Counsel of CA, Inc. (2006-2014)	520 Madison Avenue, New York, NY 10022	Technology company specializing in systems software and applications software.

Sanjay Poonen	U.S.A.	Chief Operating Officer, Customer Operations	Chief Operating Officer,
Customer Operations

(2016—Present);
Executive Vice
President and General
Manager, End-User
Computing, Head of
Global Marketing
(2016—2016);
Executive Vice
President and General
Manager, End-User
Computing
(2013—2016)

				3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

Rangarajan (Raghu) Raghuram	U.S.A.	Chief Operating Officer, Products and Cloud Services	Chief Operating Officer, Products and Cloud Services (2016—Present); Executive Vice President, Software- Defined Data Center Division (2012—2016)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

Present Principal Occupation and Employment History
Name	Citizenship	Present Position(s) with Parent	Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
Rajiv Ramaswami	U.S.A.	Chief Operating Officer, Products and Cloud Services	Chief Operating Officer, Products and Cloud Services (2016—Present); Executive Vice President, and General Manager, Networking and Security (2016—2016)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Executive Vice President and General Manager, Infrastructure & Networking Group of Broadcom Corporation (2010—2016)	5300 California Avenue, Irvine, CA 92617	Technology company, that designs, develops and supplies semiconductor and infrastructure software solutions.

Anthony Bates	U.S.A.	Director	Director of (Parent 2016—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			CEO of Genesys Telecommunications Laboratories, Inc. (May 2019—Present)	2001 Junipero Serra Boulevard, Daly City, CA 94014	Company specializing in onmichannel customer experiences and contact center solutions.

			Director of Ebay, Inc. (2015 —Present)	2025 Hamilton Avenue, San Jose, CA 95125	E-commerce company.

			Board Partner at Social Capital (2018—2019); CEO Growth Equity (2017—2018)	120 Hawthorne Avenue, Palo Alto, CA 94301	Venture capital firm.

			President of GoPro, Inc. (2014—2016)	3000 Clearview Way, San Mateo, CA 94402	Technology company specializing in action cameras.

			Executive Vice President, Business Development and Evangelism at Microsoft Corporation (2013—2014)	One Microsoft Way, Redmond, WA 98052	Technology company.

Michael Brown	U.S.A.	Director	Director of Parent (2007—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Director of Stifel Financial Corp. (2019—Present)	501 N. Broadway, St. Louis, MO, 63102	Brokerage and investment banking firm.

			Director of EMC Corporation (2005—2016)	One Dell Way, Round Rock, TX, 78682	Provider of IT storage hardware solutions.

Present Principal Occupation and Employment History
Name	Citizenship	Present Position(s) with Parent	Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
Donald Carty	U.S.A.	Director	Director of Parent (2015—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Director of Hawaiian Holdings, Inc. (2016—Present)	3375 Koapaka Street, Suite G-350, Honolulu, HI 96819	U.S. based airline.

			Director of Canadian National Railway Company (2011—Present)	935 de la Gauchetiere Street West, Montreal, Quebec Canada H3B 2M9	Canadian based freight railway company.

			Director of EMC Corporation (2015—2016)	One Dell Way, Round Rock, TX, 78682	Provider of IT storage hardware solutions.

Michael Dell	U.S.A.	Director	Director of Parent (2016—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Chairman of Dell Technologies Inc. (1984—Present); CEO (1984—2004, 2007—Present)	One Dell Way, Round Rock, TX, 78682	Technology company.

			Director of SecureWorks Corp. (2015—Present)	One Concourse Parkway NE Suite 500, Atlanta, GA 30328	Provider of information security services.

			Director of Pivotal Software, Inc. (2016—Present)	875 Howard Street, 5th Floor, San Francisco, CA 94103	Software and services company.

Egon Durban	U.S.A.	Director	Director of Parent (2016—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Managing Partner and Managing Director of Silver Lake (1999—Present)	2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025	Private equity firm.

			Director of Dell Technologies Inc. (2013—Present)	One Dell Way, Round Rock, TX, 78682	Technology company.

			Director of Motorola Solutions, Inc. (2015—Present)	500 W. Monroe Street, Suite 4400, Chicago, IL 60661	Data communications and telecommunications equipment provider.

			Director of SecureWorks Corp. (2013—Present)	One Concourse Parkway NE, Suite 500, Atlanta, GA 30328	Provider of information security services.

			Director at Pivotal Software, Inc. (2016—Present)	875 Howard Street, 5th Floor, San Francisco, CA 94103	Software and services company.

			Director at Endeavor Operating Company, LLC (2014—Present)	9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210	Entertainment management company.

Present Principal Occupation and Employment History
Name	Citizenship	Present Position(s) with Parent	Position(s), Name of Organization and Tenure	Address of Organization	Principal Business of Organization
			Director at Learfield IMG College (2018—Present)	2400 Dallas Parkway, Suite 500, Plano, TX 75093	College athletics management company.

			Director at UFC (Zuffa Parent, LLC) (2016—Present)	9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210	Sports promotion company.

			Director at Unity Technologies (2017—Present)	30 3rd Street, San Francisco, CA 94103	Video game software development company.

			Director at Verily Life Sciences LLC (2019—Present)	269 E Grand Avenue, South San Francisco, CA 94080	Life sciences research organization.

Karen Dykstra	U.S.A.	Director	Director of Parent (2016—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”
			Director of Boston Properties Inc. (2016—Present)	800 Boylston Street, Suite 1900, Boston, MA 02199	Real estate investment trust.

			Director of Gartner, Inc. (2007—Present)	P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902	Research and advisory company.

			CFO and Administrative Officer of AOL, Inc. (2013—2015); Executive Vice President and CFO (2012—2013)	770 Broadway, New York, NY 10013	Web portal and online service provider.

Paul Sagan	U.S.A.	Director	Director of Parent (2014—Present)	3401 Hillview Avenue, Palo Alto, CA 94304	See Section 8—“Certain Information Concerning Purchaser and Parent”

			Managing Director of General Catalyst (2018—Present); Executive In Residence (2014—2018)	Two South Park Street, Suite 100, San Francisco, CA 94107	Venture capital firm.

			Director of Moderna, Inc. (2018—Present)	200 Technology Square, Cambridge, MA 02139	Biotechnology company.

			Director of EMC Corporation (2007—2016)	One Dell Way, Round Rock, TX, 78682	Provider of IT storage hardware solutions.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Carbon Black or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Co., LLC

By Mail or Overnight Carrier:	By Facsimile Transmission:
American Stock Transfer & Trust Co., LLC	(For Eligible Institutions Only)
Operations Center	(718) 234-5001
Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers calls: (212) 269-5550

Stockholders and All Others Call Toll-Free: (866) 829-1035

Email address: cblk@dfking.com

For Confirmation: (212) 269-5552

Attention: Andrew Beck